Exhibit 10.2

EXECUTION VERSION

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

JOINT DEVELOPMENT AND LICENSE AGREEMENT

BY AND BETWEEN

DYAX CORP.

AND

DEFIANTE FARMACÊUTICA S.A.,

DATED AS OF JUNE 18, 2010

Exhibit 10.2

EXECUTION VERSION

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

JOINT DEVELOPMENT AND LICENSE AGREEMENT

This Joint Development and License Agreement (this "Agreement") is made and effective as of June 18, 2010 (the "Effective Date") by and between Dyax Corp., with principal offices at 300 Technology Square, Cambridge, Massachusetts 02139, U.S.A. ("Dyax"), and Defiante Farmacêutica S.A., with registered offices at Rua da Alfândega, n. 78, 3° andar, 9000-059, Funchal, Madeira, Portugal ("Defiante").

INTRODUCTION

WHEREAS, Dyax owns or controls certain patents, know-how and other rights related to its proprietary novel plasma kallikrein inhibitor known as DX-88 (ecallantide);

WHEREAS, Defiante is engaged in the development and commercialization of pharmaceutical products;

WHEREAS, Defiante desires to collaborate with Dyax for the development and commercialization of products incorporating DX-88 for the treatment of angioedemas and certain other indications in the Defiante Territory (as such terms are defined herein); and

WHEREAS, Dyax is willing to enter into such collaboration on the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Dyax and Defiante hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1             "Additional Countries". Additional Countries shall mean the People’s Republic of China, Hong Kong, Macao, India.

1.2             "Additional Indication". Additional Indication shall mean use in the treatment of any Indication in the Field other than HAE.  For the avoidance of doubt, acquired angioedema, drug-induced angioedema and idiopathic angioedema shall each be considered an Additional Indication.

1.3             "Additional Indication Development Plan".  Additional Indication Development Plan shall have the meaning given to that term under Section 4.3(e).

1.4             "Affiliate".  Affiliate shall mean with respect to any Person, any Person controlling, controlled by or under common control with such first Person.  For purposes of this Section 1.3, "control" shall mean (a) in the case of a Person that is a corporate entity, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.5             "Alliance Manager".  Alliance Manager shall have the meaning given to that term under Section 2.6.

1.6             "Bankruptcy Code".  Bankruptcy Code shall mean Title 11 of the United States Code.

1.7             "Batch".  Batch shall mean a quantity of Drug Substance manufactured by Dyax (or its CMO) that (a) is expected to have uniform character and quality within specified limits, and (b) is produced according to a single manufacturing run during the same cycle.

1.8             "Blocking Third Party Patent Rights".  Blocking Third Party Patent Rights shall mean, with respect to any country in the Defiante Territory, on a country-by-country basis, Patent Rights in such country owned or controlled by a Third Party that Cover the Product or its Manufacture or Commercialization in the Field.  Notwithstanding the foregoing, the [*****]

1.9             "Breaching Party".  Breaching Party shall have the meaning given to that term under Section 12.2(b).

1.10           "Business Day".  Business Day shall mean a day that is not a Saturday, Sunday or a day on which banking institutions in Cambridge, Massachusetts, USA, Madeira, Portugal or Rome, Italy are authorized by law to remain closed.

1.11           "Calendar Quarter".  Calendar Quarter shall mean each of the periods ending on March 31, June 30, September 30 and December 31 of any year.

1.12           "Challenging Party".  Challenging Party shall have the meaning given to that term under Section 12.2(d).

1.13           "CMO".  CMO shall mean a contract manufacturing organization contracting with Dyax to supply the Parties with Drug Substance or Drug Product pursuant to Article VI.

1.14           "Commercialization" or "Commercialize".  Commercialization or Commercialize shall mean activities to market, promote, label, package, store, import, export, offer to sell and sell Product, including conducting any Post-Approval Studies to support Commercialization.  Commercialization shall not include any activities that are otherwise covered by the definitions of "Development" or "Manufacturing" or "Post-Filing Activities".

1.15           "Commercially Reasonable Efforts".  Commercially Reasonable Efforts shall mean the conduct and completion of an activity by a Party in a diligent and commercially reasonable manner, using efforts not less than the efforts such Party devotes to other similar activities based on conditions then prevailing and any other technical, legal, scientific, medical or commercial factors that such Party deems in good faith to be relevant.

1.16           "Competitive Infringement".  Competitive Infringement shall have the meaning given to that term under Section 8.3(a).

1.17           "Complaint".  Complaint shall mean any information concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, adverse drug experience (as that term is defined in Section 505-1 of the FDCA) or adverse event (as that term is defined under the ICH Guidelines) in or involving a subject or, in the case of pre-clinical studies, an animal in a toxicology study, and the seriousness thereof, whether or not determined to be attributable to Compound or Product, including any such information received by either Party from its Related Parties or other Third Parties.

1.18           "Compound".  Compound shall mean DX-88.  To the extent that the Parties agree to jointly develop any Product Improvement in accordance with Section 4.4, the term "Compound" shall also include the active pharmaceutical ingredient of such Product Improvement.

1.19           "Confidential Information".  Confidential Information shall have the meaning given to that term under Section 9.1.

1.20           "Confidentiality Agreement".  Confidentiality Agreement shall mean the Confidentiality Agreement, dated effective November 27, 2009.

1.21           "Contribution Payments".  Contribution Payments shall mean the payments due from Defiante to Dyax in respect of Net Sales of Product, as described in Section 7.5.

1.22           "Contribution Payment Term".  Contribution Payment Term shall have the meaning given to that term under Section 7.5(b).

1.23           "Control" or "Controlled".  Control or Controlled shall mean, with respect to any intellectual property right or other intangible property, or Know-How, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership, other than pursuant to this Agreement) by a Party of the ability to grant to the other Party access, ownership and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party; [*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.24           "Cover", "Covering" or "Covered".  Cover, Covering or Covered shall mean, with respect to Compound, Product and/or technology, that (a) in the absence of a license granted under a Valid Claim of an issued patent, the making, use, offering for sale, sale, or importation of Compound or Product, or the practice of such technology would infringe such Valid Claim, and (b) in the absence of a license granted under a Valid Claim of a patent application, the making, use, offering for sale, sale, or importation of Compound or Product or the practice of such technology would infringe such Valid Claim if it were to issue in a patent.

1.25           "Defiante Development Data". Defiante Development Data shall mean, as it pertains to Product or its use, all pharmacology and toxicology data and information, pre-clinical study data, clinical trial data, protocols, safety data, quality data and other regulatory information and reports, whether in written or electronic form, generated or developed by Defiante or any of its Affiliates in the course of performing activities under this Agreement during the Term.

1.26           "Defiante Intellectual Property".  Defiante Intellectual Property shall mean Defiante Know-How and Defiante Patent Rights, collectively.

1.27           "Defiante Know-How".  Defiante Know-How shall mean any Know-How that (a) [*****] and (b) is [*****] for the Development, Manufacture and/or Commercialization of Compound or Product as contemplated by this Agreement.

1.28           "Defiante Patent Rights".  Defiante Patent Rights shall mean Patent Rights, including Defiante's rights in Joint Patent Rights that (a) claim Defiante Know-How, and (b) [*****].  Defiante Patent Rights shall include Defiante's rights in Joint Patent Rights as well as any Patent Rights applicable to Defiante Sole Inventions.

1.29           "Defiante Product Trademarks".  Defiante Product Trademarks shall have the meaning given to that term under Section 8.8(c)

1.30           "Defiante Promotional Materials".  Defiante Promotional Materials shall have the meaning given to that term in Section 5.2.

1.31           "Defiante Sole Inventions".  Defiante Sole Inventions shall have the meaning given to that term under Section 8.1(b).

1.32           "Defiante Territory".  Defiante Territory shall mean countries listed on Exhibit A, together with (a) any additional countries that join the EU after the Effective Date, and (b) any new countries or territories created or arising after the Effective Date that reside within the geographical boundaries of the countries listed on Exhibit A.

1.33           "Development" or "Develop".  Development or Develop shall mean, in respect of a Compound or Product, pre-clinical and clinical research and drug development activities, including toxicology, test method development and stability testing and studies, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (other than post-approval studies), regulatory affairs, and product approval and regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.34           "Development Costs".  Development Costs shall mean, with respect to Compound or Product, all out-of-pocket and internal costs and expenses incurred by or on behalf of the Parties after the Effective Date in connection with the Development of Compound or Product for use in the Field.  Development Costs shall consist of:

(a)	Manufacturing Costs associated with obtaining Drug Substance and/or Drug Product in connection with the Development of Product;

(b)	costs of studies on the preclinical, toxicological, pharmacokinetic, metabolic, clinical and/or stability aspects of Compound or Product;

(c)
costs of conducting clinical studies for a Product (other than Post-Approval Studies), including the costs of clinical supplies for such efforts, including all internal and external costs incurred in purchasing and/or packaging comparator drugs, disposal of clinical samples, related regulatory compliance, quality control, medical affairs, clinical operations, study subject recruitment and the preparation, collation and/or validation of data from such clinical studies;

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(d)
costs of preparing, submitting, reviewing or developing data or information, including the preparation of medical writing, for the purpose of submission to a Regulatory Authority to obtain approval to commence clinical studies (other than Post-Approval Studies) or to obtain Regulatory Approval for Product and costs associated with submitting, amending or maintaining such approval(s); and

(e)	the fully allocated costs of internal clinical, regulatory, scientific, or technical personnel engaged in such efforts.

Development Costs shall not include any costs associated with Post-Filing Activities or Post-Approval Studies, which shall be included in Regulatory Activities Costs.

1.35           "Drug Product".  Drug Product shall mean the finished Product formulation containing Drug Substance filled into unlabelled vials.

1.36           "Drug Product Order Limit".  Drug Product Order Limit shall mean, with respect to any order for Drug Product placed during a Calendar Quarter, a quantity equal to [*****].

1.37           "Drug Substance".  Drug Substance shall mean Compound in bulk form manufactured for use as an active pharmaceutical ingredient in Drug Product.

1.38           "Drug Substance Inventory".  Drug Substance Inventory shall mean Drug Substance that (i) has been Manufactured by Dyax pursuant to an order placed by Defiante in accordance with Section 6.1(c), and (ii) is being held by Dyax (or its contractor) on behalf of Defiante for use in the Manufacture of Drug Product ordered by Defiante in accordance with Section 6.1(d).

1.39           "Drug Substance Order Limit".  Drug Substance Order Limit shall mean, with respect to any order for Drug Substance placed during a Calendar Quarter, a quantity equal to the lower of:

(a)	the quantity of Drug Substance forecasted for order during such Calendar Quarter in the most recent forecast provided by Defiante to Dyax plus one additional Batch; and

(b)	one hundred twenty percent (120%) of the average of the quantity of Drug Substance forecasted for order during such Calendar Quarter in the four (4) most recent forecasts provided by Defiante to Dyax.

1.40           "DX-88".  DX-88 shall mean the compound known as DX-88 (ecallantide) with the amino acid sequence described in Exhibit B.

1.41           "Dyax Development Data".  Dyax Development Data shall mean, as it pertains to Product or its use, all pharmacology and toxicology data and information, pre-clinical study data, clinical trial data, protocols, safety data, quality data and other regulatory information and reports, whether in written or electronic form, generated or developed by Dyax or its Affiliates in the course of performing activities under this Agreement during the Term.  Dyax Development Data shall include the HAE Development Data.

1.42           "Dyax Intellectual Property".  Dyax Intellectual Property shall mean Dyax Know-How and Dyax Patent Rights.

1.43           "Dyax Know-How".  Dyax Know-How shall mean any Know-How that (a) either is owned or Controlled by Dyax on the Effective Date [*****] and (b) is necessary for the Development, Manufacture and/or Commercialization of Product as contemplated by this Agreement, including all Know-How generated by or for Dyax in the course of Development of Product.  Notwithstanding the foregoing, Dyax Know-How shall specifically exclude:

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.44           "Dyax Patent Rights".  Dyax Patent Rights shall mean any Patent Rights that (a) Cover Dyax Know-How and (b) are owned or Controlled by Dyax on the Effective Date or come within Dyax's Control during the Term, including the Existing Dyax Patent Rights, Dyax's rights in Joint Patent Rights, and any Patent Rights applicable to Dyax Sole Inventions.  Notwithstanding the foregoing, Dyax Patent Rights shall specifically exclude the [*****].

1.45           "Dyax Product Trademarks".  Dyax Product Trademarks shall have the meaning given to that term under Section 8.8(b).

1.46           "Dyax Sole Inventions".  Dyax Sole Inventions shall have the meaning given to that term under Section 8.1(b).

1.47           "Dyax Territory".  Dyax Territory shall mean all the countries of the world outside the Defiante Territory.

1.48           "EMA".  EMA shall mean the European Medicines Agency or any successor agency thereto.

1.49           "European Union" or "EU".  European Union or EU shall mean the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

1.50           "Executive Officers". Executive Officers shall mean the Chief Executive Officer of Dyax (or a senior executive officer of Dyax designated by Dyax's Chief Executive Officer) and the Chief Executive Officer of Defiante (or a senior executive officer of Defiante designated by Defiante's Chief Executive Officer).

1.51           "Existing Dyax Patent Rights".  Existing Dyax Patent Rights shall mean those Dyax Patent Rights specifically listed on Exhibit C.

1.52           "FDA".  FDA shall mean the United States Food and Drug Administration or any successor agency thereto.

1.53           "FDCA".  FDCA shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.54           "Field".  Field shall mean use in the HAE Indication; provided that if and to the extent that:

(a)
Dyax and Defiante agree to jointly develop Product for an Additional Indication in accordance with Section 4.3(e), then the Field shall be automatically expanded to include the use of Product in such Additional Indication; or

(b)
Defiante elects to independently develop Product for an Additional Indication in accordance with Section 4.3(c) (i.e. following Defiante's submission to the JSC of a proposal under Section 4.3(b) and Dyax's election not to join Defiante in such Development), then the Field shall be automatically expanded to include the use of Product in such Additional Indication.

For the avoidance of doubt, the Field shall specifically exclude any use in the Opthalmic Field and the Surgical Field (except to the extent the Field is expressly expanded to include the Surgical Field under the terms and conditions set forth in Section 3.6).

1.55           "First Commercial Sale".  First Commercial Sale shall mean, with respect to Product in a country, the first commercial sale of such Product in such country.

1.56           "GAAP".  GAAP shall mean (a) with respect to Dyax, generally accepted accounting principles in the United States as consistently applied by Dyax in the preparation of its financial statements and (b) with respect to Defiante, generally accepted accounting principles in Portugal as consistently applied by Defiante in the preparation of its financial statements.

1.57           "HAE".  HAE shall mean hereditary angioedema.

1.58           "HAE Development Data".  HAE Development Data shall have the meaning given to that term in Section 4.2(b)(i).

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.59           "HAE Development Plan".  HAE Development Plan shall have the meaning given to that term in Section 4.2(a).

1.60           "ICH Guidelines". ICH Guidelines shall mean the International Conference on Harmonisation guidelines, including E2A, E2B, E2C and E2D as amended and any replacement thereof from time to time.

1.61           "IND".  IND shall mean an Investigational New Drug Application filed with FDA or a similar application to conduct Clinical Studies filed with an applicable Regulatory Authority outside of the United States.

1.62           "Indemnified Parties".  Indemnified Parties shall have the meaning given to that term in Section 11.3.

1.63           "Indemnifying Parties".  Indemnifying Parties shall have the meaning given to that term in Section 11.3.

1.64           "Independent Development" or "Independently Developed".  Independent Development or Independently Developed shall mean any development conducted by one Party independently of the other Party in accordance with Sections 4.3(b) and/or 4.4(b).

1.65           "Indication".  Indication shall mean a use of a Product approved by a Regulatory Authority (whether through a label expansion or a separate Regulatory Approval).

1.66           "In-License".  In-License shall mean an agreement between a Party or its Affiliate and a Third Party pursuant to which such Party or its Affiliate has licensed Blocking Third Party Patent Rights for use by either Party or both Parties in accordance with Section 3.4.

1.67           "Invention".  Invention shall mean any Know-How or Patent Right that is generated, conceived, reduced to practice and/or developed during the Term related to a Compound or Product (or the use thereof).

1.68           "Joint Development".  Joint Development shall mean any Development jointly conducted by the Parties under (i) the HAE Development Plan (ii) any Additional Indication Development Plan and/or (iii) any Product Improvement Development Plan.

1.69           "Joint Development Plan". Joint Development Plan shall mean the HAE Development Plan, (ii) any Additional Indication Development Plan approved by the JSC under Sections 4.3(d), and/or (iii) any Product Improvement Development Plan approved by the JSC under Sections 4.4(d).

1.70           "Joint Intellectual Property".  Joint Intellectual Property shall mean Joint Know-How and Joint Patent Rights, collectively.

1.71           "Joint Inventions".  Joint Inventions shall have the meaning given to that term under Section 8.1(b).

1.72           "Joint Know-How".  Joint Know-How shall mean any Know-How that is developed or acquired jointly by the Parties in the course of performing activities pursuant to this Agreement, including Joint Inventions.

1.73           "Joint Patent Rights".  Joint Patent Rights shall mean Patent Rights that Cover Joint Inventions.

1.74           "Know-How".  Know-How shall mean any information and materials, whether proprietary or not and whether patentable or not, including ideas, concepts, inventions, formulas, methods, protocols, procedures, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques, designs, compositions, plans, documents, results of experimentation and testing, including pharmacological, toxicological, and pre-clinical and clinical test data and analytical and quality control data, improvements, discoveries and works of authorship.

1.75           "Knowledge."  Knowledge shall mean, with respect to a Party or its Affiliates, the actual awarness of a fact or information by an officer or senior manager or other person with similar responsibility, regardless of title, of such Party or Affiliate.

1.76           "Major EU Country".  Major EU Country shall mean each of France, Germany, Italy, Spain, and the United Kingdom.

1.77           "Manufacturing" or "Manufacture".  Manufacturing or Manufacture shall mean activities directed to producing, manufacturing, processing, filling and finishing (excluding packaging and labeling) any product or component thereof.

1.78           "Manufacturing Costs".  Manufacturing Cost shall mean with respect to Drug Substance or Drug Product, the manufacturing Party's [*****] costs, determined in accordance with GAAP by such manufacturing Party in the ordinary course of its business and incurred in the course of Manufacturing and such Drug Substance or Drug Product, which costs shall include:

(a)	costs associated with [*****]; and

(b)	[*****].

1.79           "Marketing Authorization Application" means the application submitted to the EMA to market and sell Product in the Field in one or more countries within the Territory.

1.80           "Net Sales".  Net Sales shall mean, with respect to Product, the gross invoiced sales of such Product in the Defiante Territory by Defiante and its Related Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Defiante and its Related Parties with respect to the sale of such Product:

[*****]

In the case of any sale or other disposal of Product between or among Defiante, it's Affiliates or Sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party.

Notwithstanding the foregoing, in any case where Product is sold or otherwise disposed of in a transaction that is not an arm's length sale of Product exclusively for cash that is separate from any sale or disposition of other products or of services, Net Sales shall mean the greatest of:

[*****]

1.81           "Non-Breaching Party".  Non-Breaching Party shall have the meaning given to that term in Section 12.2(b).

1.82           "Non-Proposing Party".  Non-Proposing Party shall mean (i) Defiante if the Proposing Party under Sections 4.3(b) or 4.4(a) is Dyax, or (ii) Dyax if the Proposing Party under Sections 4.3(b) or 4.4(a) is Defiante.

1.83           "Ophthalmic Field".  Ophthalmic Field shall mean all uses in the therapeutic treatment or prevention of any ophthalmic disease, infection or other ophthalmic condition.

1.84           "Other Angioedema". Other Angioedema shall mean acquired angioedema, drug-induced angioedema and idiopathic angioedema.

1.85           "Parties".  Parties shall mean Dyax and Defiante.

1.86           "Party".  Party shall mean either Dyax or Defiante.

1.87           "Patent Rights".  Patent Rights shall mean any and all patents and patent applications anywhere in the world, including provisional, utility, substitution, divisional, continuation and continuation-in-part applications, and reissues, reexaminations and extensions thereof, patents of addition and any Supplementary Protection Certificates, restoration of patent term and other similar rights.

1.88           "Person".  Person shall mean any natural person, corporation, firm, business trust, limited liability company, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.89           "Phase II Clinical Study".  Phase II Clinical Study shall mean a human clinical study in any country in the world that would satisfy the requirements of 21 C.F.R. §312.21(b) as amended from time to time.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.90           "Post-Approval Studies".  Post-Approval Studies shall mean those studies and activities subsequent to the granting of a Regulatory Approval that are required or necessary for the maintenance of such Regulatory Approval.

1.91           "Post-Filing Activities".  Post-Filing Activities shall mean all studies and activities subsequent to a filing of application for Regulatory Approval in the Defiante Territory but prior to obtaining such Regulatory Approval that are required, or are necessary to comply with a requirement, by a Regulatory Authority for obtaining Regulatory Approval in the Defiante Territory.

1.92           "Product". Product shall mean any pharmaceutical product containing the Compound for subcutaneous administration; provided that if and to the extent that both Parties agree to Develop and/or Commercialize any Product Improvement in accordance with Section 4.4, then the term "Product" shall also include such Product Improvement.

1.93           "Product Competitor".  Product Competitor shall mean any Third Party that is engaged [*****].  As of the Effective Date, Product Competitors consist of: [*****]

1.94           "Product Improvement".  Product Improvement shall mean, with respect to any Compound or Product, [*****] including [*****]:

(a)	[*****];

(b)	[*****]; and

(c)	[*****].

1.95           "Product Improvement Development Plan".  Product Improvement Development Plan shall mean any development plan approved by the JSC under Sections 4.4(d) that governs specific activities of the Parties to jointly Develop Product Improvements.

1.96           "Product Manufacturing Process".  Product Manufacturing Process shall mean the processes used to complete the Manufacture of unlabeled vials of Product for Defiante under this Agreement, which processes shall include the Manufacture of Drug Substance and Drug Product.

1.97           "Product Trademark(s)".  Product Trademark(s) shall mean the trademark(s) and service mark(s) distinguishing the Product, and used in connection with the Commercialization and/or any other distribution, marketing, promotion and sale activities of or for Product according to Section 8.8, and/or accompanying logos, trade dress and/or indicia of origin.

1.98           "Proposing Party".  Proposing Party shall mean the Party proposing to Develop, as the case may be (i) a Product for an Additional Indication under Section 4.3(b), or (ii) any Product Improvement under Section 4.4(a).

1.99           "Prosecuting Party".  Prosecuting Party shall have the meaning given to that term in Section 8.2(a).

1.100         "Quality Agreement".  Quality Agreement shall have the meaning given to that term under Section 6.5.

1.101         [*****]

1.102         [*****] License Agreement".  [*****] License Agreement shall mean the License Agreement effective April 3, 1997 [*****].

1.103         "[*****] Intellectual Property".  [*****] Intellectual Property shall mean the "[*****] Expression System", the "[*****] Expression Technology" and the "[*****] Patent Rights" as such terms are defined in Paragraphs 1.3, 1.5 and 1.8 of the [*****] License Agreement.

1.104         "Regulatory Activities".  Regulatory Activities shall mean all activities associated with the submission of a Regulatory Filing, including (i) preparing and drafting reports for and correspondence with, holding meetings and conversations with Regulatory Authorities, (ii) Post-Filing Activities, (iii) activities relating to the maintenance of a Regulatory Approval and (iv) the performance of Post-Approval Studies.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

1.105         "Regulatory Activities Costs".  Regulatory Activities Costs shall mean all costs and expenses (excluding Development Costs) connected with Regulatory Activities, including (i) the fully allocated costs of both Parties' internal clinical, regulatory and technical personnel engaged in such efforts, (ii) fees and other amounts to be paid to a Regulatory Authority in connection therewith, and (iii) costs associated with any Post-Filing Activities or Post-Approval Studies.

1.106         "Regulatory Approval".  Regulatory Approval shall mean all governmental and regulatory approvals required to Commercialize a Product for a particular indication in a country, including any permit, authorization, license or approval (or waiver) from any Regulatory Authority required for the Commercialization of Product and separate pricing and/or reimbursement approvals from Regulatory Authorities even if not legally required for the Commercialization of Product.

1.107         "Regulatory Authority". Regulatory Authority shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the clinical testing, marketing and/or sale of a pharmaceutical product in a country, including the FDA in the United States and EMA in the EU.

1.108         "Regulatory Exclusivity".  Regulatory Exclusivity shall have the meaning given to that term in Section 8.6.

1.109         "Regulatory Filings". Regulatory Filings shall mean all applications and registrations, including any INDs, submitted to any Regulatory Authority with respect to the Product to obtain Regulatory Approval in a country.

1.110         "Related Party". Related Party shall mean any of a Party's Affiliates and Sublicensees.

1.111         "Safety Data".  Safety Data means adverse event or adverse experience information, as defined under 21 C.F.R. §600.80 or the ICH Guidelines, as applicable, or the equivalent under any other applicable law, and other information regarding health risks posed by Product, including Complaints.

1.112         "Sole Inventions".  Sole Inventions shall have the meaning given to that term under Section 8.1(b).

1.113         "Specifications". Specifications shall mean the specifications, including the necessary documentation, certificates of analysis and test results, for the Drug Substance and Drug Product, as mutually agreed upon by the Parties.  For the sake of clarity, the Specifications for the Drug Substance and Drug Product may vary by country, depending on the countries for which Product will be Developed or in which Product will be Commercialized.

1.114         "Sublicensee".  Sublicensee shall mean a Third Party to whom a license or sublicense under any Dyax Intellectual Property or Defiante Intellectual Property, as the case may be, has been granted pursuant to this Agreement to Develop, Manufacture or Commercialize products containing the Compound.

1.115         "Sublicensee Development Data". Sublicensee Development Data shall, as it pertains to Product or its use, mean all pharmacology and toxicology data and information, pre-clinical study data, clinical trial data, protocols, safety data, quality data and other regulatory information and reports, whether in written or electronic form, generated or developed by generated or developed by a Sublicensee of either Party, in the course of performing activities under this Agreement during the Term.

1.116         "Subsidiary".  Subsidiary shall mean any Person (a) as to which Defiante or Dyax (as applicable) is the beneficial owner of at least fifty percent (50%) of the voting share capital, and/or (b) of which Defiante or Dyax (as applicable) has the ability to control the policies (or to control the hiring and firing of the management who determine the policies) through a voting agreement or other contract.

1.117         "Supply Agreement".  Supply Agreement shall have the meaning given to that term under Section 6.5.

1.118         "Surgical Field".  Surgical Field shall mean use of a product to prevent or treat bleeding during the conduct of any procedure involving the use of instruments (including lasers) to cut, abrade, suture or otherwise physically change body tissues and/or organs, including without limitation the following specific surgical procedures:

(a)	on pump cardiopulmonary bypass procedures;

(b)	off pump cardiopulmonary bypass procedures;

(c)	spinal surgeries;

(d)	hip surgeries;

(e)	shoulder surgeries;

(f)	oncology surgeries;

(g)	radical prostatectomy;

(h)	radical hysterectomy;

(i)	whipple procedures (pancreaticoduodenonectomy);

(j)	intracranial procedures;

(k)	esophagogastrectomy;

(l)	thoracotomy, lung reduction surgery, and lobe/pneumonectomy;

(m)	liver resection;

(n)	organ transplants; and

(o)	knee surgeries.

Notwithstanding anything to the contrary, the Surgical Field shall specifically exclude all uses in the treatment of HAE and/or other angioedemas (even during surgery).

1.119         "Term".  Term shall have the meaning given to that term under Section 12.1.

1.120         "Territory".  Territory shall mean the Defiante Territory or the Dyax Territory, as the context requires.

1.121         "Third Party".  Third Party shall mean any Person other than a Party or any of its Affiliates.

1.122         "Transfer Price".  Transfer Price shall mean, with respect to any amount of Drug Substance or Drug Product delivered to Defiante for use in the Independent Development of Product or the Commercialization of Product, the [*****].

1.123         "United States".  United States shall mean the United States of America and its territories and possessions.

1.124         "Valid Claim".  Valid Claim shall mean a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (b) of any patent application that has not been cancelled, withdrawn or abandoned or been pending for [*****].

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE II
MANAGEMENT OF AGREEMENT ACTIVITIES

2.1           Joint Steering Committee.

(a)
Formation; Purposes and Principles.  Within thirty (30) days after the Effective Date, Dyax and Defiante shall establish a joint steering committee (the "JSC"), which shall have overall responsibility for the oversight of the Parties' activities in the Field in accordance with the terms of this Agreement.

(b)	Specific Responsibilities. In addition to its overall responsibility for such oversight as established by this Agreement, the JSC shall in particular:

(i)	review, discuss and agree on the activities of each Party with respect to the Joint Development of Product under this Agreement;

(ii)	review, discuss and agree on the strategy to seek and obtain Regulatory Approval of the Product, as well as related pricing and reimbursement approvals, in the Field in the Defiante Territory;

(iii)	review and monitor the progress in seeking and obtaining Regulatory Approval of the Product, as well as related pricing and reimbursement approvals, in the Field in the Defiante Territory;

(iv)	review, discuss and agree on the Trademarks that will be used in connection with the Commercialization of Products in the Field in the Defiante Territory;

(v)	review, discuss and comment on the Commercialization plans and strategies for the Product in the Field in the Defiante Territory;

(vi)	review, discuss and comment on Defiante's Manufacturing forecasts and commercial supply requirements;

(vii)	facilitate the exchange of data, information, material and results that may be required for the purposes of obtaining appropriate Regulatory Approvals;

(viii)	facilitate the exchange of data, information, material and results related to the Product both in the Defiante Territory and in the Dyax Territory; and

(ix)
perform such other functions as are expressly provided for elsewhere in this Agreement or as are appropriate to further the purposes of this Agreement as determined by the Parties, including periodic evaluations of performance against goals.

2.2           Working Groups.  From time to time, the JSC may establish working groups (each, a "Working Group") to oversee particular projects or activities, and each such Working Group shall be constituted and shall operate as the JSC determines.

2.3           Membership.  Each of the JSC and any Working Groups shall be composed of an equal number of representatives appointed by each of Dyax and Defiante.  The JSC shall initially have three (3) representatives of each Party, but the JSC may change the size of the JSC from time to time by mutual consent of the members of the JSC.  Each Party may replace its JSC and Working Group representatives at any time upon written notice to the other Party. The chairperson [*****].  The chairperson shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting [*****] thereafter.  Meetings shall be called by the chairperson upon the request of either Party.

2.4           Decision-Making.  The JSC and any Working Group shall [*****].  With respect to decisions of the JSC and any Working Group, the representatives of each Party shall have collectively one vote on behalf of such Party.  Should the members of a Working Group maintain their disagreement on any matter [*****].

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

2.5           Meetings of the JSC and Working Groups.  The JSC and any Working Groups shall hold meetings at such times as the JSC shall determine, but in no event shall such meetings of the JSC be held less frequently than [*****].  The JSC and any Working Groups shall meet alternately at Dyax's facilities in Cambridge, Massachusetts and Defiante's facilities in Rome, Italy or at such locations as the Parties may otherwise agree.  Other representatives of each Party or, with approval of the JSC and subject to confidentiality and non-use provisions which are no less stringent than those set forth in Article IX of this Agreement, representatives of Third Parties involved in the Development, Manufacture or Commercialization of Product (or the conduct of Regulatory Activities relating thereto), may attend meetings of the JSC or such Working Group as nonvoting observers.  Meetings of the JSC and any Working Groups may be held by audio or video teleconference with the consent of each Party.  Each Party shall be responsible for all of its own expenses of participating in the JSC and any Working Groups.  No action taken at a meeting of the JSC or a Working Group shall be effective unless a representative of each Party is present or participating.

2.6           Alliance Managers.  Each Party shall designate a single alliance manager, which may be a member of the JSC and/or any Working Group (the "Alliance Manager") for all of the activities contemplated under this Agreement.  Such alliance managers will be responsible for the day-to-day worldwide coordination of the activities contemplated by this Agreement and will serve to facilitate communication between the Parties.  Such alliance managers shall have experience and knowledge appropriate for managers with such project management responsibilities.  Each Party may change its designated alliance manager from time to time upon written notice to the other Party.

2.7           Third Party Performance of Agreement Activities.

(a)	Defiante shall be entitled to utilize the services of Third Parties to Develop and Commercialize Product (and conduct Regulatory Activities in connection therewith) under the following conditions:

(i)	any use of a Third Party that is a Product Competitor shall be subject to Dyax's prior written approval;

(ii)	Defiante shall remain at all times fully liable for its responsibilities under this Agreement;

(iii)
Defiante shall not use Third Party contract resources to conduct part or all of its obligations under this Agreement unless Defiante's rights under the agreement with the Third Party guarantee Dyax the same rights under this Agreement, as if Defiante had done the work itself; and

(iv)	any such Third Party agreement shall include confidentiality and non-use provisions which are no less stringent than those set forth in Article IX of this Agreement.

(b)
Dyax shall be entitled to utilize the services of Third Parties to Develop, Manufacture and Commercialize Product (and conduct Regulatory Activities in connection therewith) in accordance with the provisions of this Agreement; provided that:

(i)	Dyax shall remain at all times fully liable for its responsibilities under this Agreement;

(ii)
Dyax shall not use Third Party contract resources to conduct part or all of its obligations under this Agreement unless Dyax's rights under the agreement with the Third Party guarantee Defiante the same rights under this Agreement, as if Dyax had done the work itself; and

(iii)	any such Third Party agreement shall include confidentiality and non-use provisions which are no less stringent than those set forth in Article IX of this Agreement.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE III
LICENSE GRANTS; TRANSFERS AND ASSIGNMENTS

3.1           Dyax Grants.

(a)
Grant of Rights for Development. Subject to the terms and conditions of this Agreement, Dyax hereby grants to Defiante an exclusive license under the Dyax Intellectual Property, with the right to grant sublicenses solely as set forth in Section 3.1(d), to Develop and have Developed the Compound and Product for use in the Field in the Defiante Territory.  Notwithstanding the foregoing, the exclusive license granted by Dyax to Defiante does not exclude or limit the right of Dyax to use and exploit itself the Dyax Intellectual Property, according to this Agreement, or to license the Dyax Intellectual Property to Related Parties to Develop Compound or Product for use in the Field in the Defiante Territory, in either case to the extent necessary for Dyax to perform its obligations under this Agreement.

(b)
Grant of Rights for Manufacture.  Subject to the terms and conditions of this Agreement, Dyax hereby grants to Defiante an exclusive license under the Dyax Intellectual Property, with the right to grant sublicenses solely as set forth in Section 3.1(d), to Manufacture and have Manufactured Drug Substance and Drug Product for use by or on behalf of Defiante, its Affiliates, Sublicensees and Third Party contractors in the Development and Commercialization of Product in the Field for the Defiante Territory; provided that Defiante will not exercise any of the rights granted to it under this Section 3.1(b) unless and until Defiante exercises its step-in rights in accordance with Article VI hereof.

(c)
Grant of Rights for Commercialization.  Subject to the terms and conditions of this Agreement, Dyax hereby grants to Defiante an exclusive license under Dyax Intellectual Property, with the right to grant sublicenses solely as set forth in Section 3.1(d), to Commercialize Product for use in the Field in the Defiante Territory.

(d)	Sublicense Rights. Defiante shall be entitled to grant sublicenses under the licenses granted to it under Sections 3.1(a), (b) and (c) to Affiliates and Third Parties under the following conditions:

(i)	[*****];

(ii)	Defiante may only grant a sublicense [*****];

(iii)
Each permitted sublicense under this Section 3.1(d) shall be in writing, shall not contravene or be inconsistent or in conflict with the terms of this Agreement and shall include provisions requiring the applicable Sublicensee to acknowledge and agree that such sublicense is subject to the applicable license(s) granted hereunder and to the relevant terms of this Agreement;

(iv)	Defiante shall at all times remain responsible for the performance of its Sublicensees; and

(v)
Defiante shall provide, or cause to be provided, to Dyax a copy of each such sublicense agreement [*****]; provided that Defiante shall have the right to redact any terms contained in such sublicense agreement that are not material to Dyax's assessment of whether the sublicense agreement complies with the requirements of this Section 3.1(d).

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

3.2           Grant Back License.

(a)
Subject to the terms and conditions of this Agreement, Defiante hereby grants to Dyax a non-exclusive, fully paid, royalty-free license, with the right to grant sublicenses as set forth in Section 3.2(b), under the Defiante Intellectual Property, to Develop, conduct Regulatory Activities, Manufacture and Commercialize the Compound or Product (i) in the Field in the Dyax Territory, and (ii) outside the Field in all countries of the world.

(b)	Dyax shall have the right to grant sublicenses under the non-exclusive licenses granted to it pursuant to Section 3.2(a) to its Affiliates and to Third Parties under the following conditions:

(i)
Each sublicense agreement shall be in writing, shall not contravene or be inconsistent or in conflict with the terms of this Agreement, and shall include provisions requiring the applicable Sublicensee to acknowledge and agree that such sublicense is subject to the applicable license(s) granted hereunder and to the relevant terms of this Agreement;

(ii)
Dyax may only grant a sublicense to a Sublicensee who has granted Dyax an assignment or a fully paid, royalty-free, exclusive or non-exclusive license with the right to grant further sublicenses through multiple tiers, or an assignment, under all Sublicensee Development Data, to Develop, Manufacture and Commercialize Product in the Field in the Defiante Territory.  For clarity, any Patent Rights or Know-How so licensed or assigned to Dyax by any such Sublicensee shall be deemed to be Dyax Intellectual Property hereunder;

(iii)	Dyax shall at all times remain responsible for the performance of its Sublicensees; and

(iv)
Dyax shall provide, or cause to be provided, to Defiante a copy of each such sublicense agreement promptly following its execution; provided that Dyax shall have the right to redact any terms contained in such sublicense agreement that are not material to Defiante's assessment of whether the sublicense agreement complies with the requirements of this Section 3.2(b).

3.3           Retained Rights.  Any rights of a Party, not expressly granted by such Party to the other Party, or otherwise expressly restricted or limited, under this Agreement shall be retained by that Party.  Without limiting the generality of the immediately preceding sentence, Dyax shall retain the right to (i) exploit and license Dyax Intellectual Property to Develop, Manufacture and Commercialize the Compound and Product for use in the Field in the Dyax Territory, without any duty to account to Defiante or to obtain Defiante's consent for such exploitation or license; (ii) exploit and license Dyax Intellectual Property to Develop, Manufacture and Commercialize the Compound and Product outside the Field in the Defiante Territory, without any duty to account to Defiante or obtain Defiante's consent for such exploitation or license, (iii) exploit Dyax Intellectual Property for purposes unrelated to Compound or Product without any duty to account to Defiante or obtain Defiante's consent for such exploitation or license, and (iv) otherwise exercise Dyax's rights and perform Dyax's obligations under this Agreement.

3.4           [*****]

For clarity, the Parties agree that the [*****] License Agreement shall not be considered an In-License subject to this Section 3.4.

3.5           Scope of Agreement; Activities in the Dyax Territory.  The Parties acknowledge and agree that, unless otherwise expressly stated herein:

(a)
this Agreement sets forth the terms and conditions pursuant to which (i) the Parties will jointly Develop and seek Regulatory Approval for Product in the Field, and (ii) Defiante will Commercialize Products in the Defiante Territory; and

(b)
the activities of Dyax to Develop, Manufacture and/or Commercialize Compound and/or Product in the Field in the Dyax Territory and outside the Field in all countries of the world shall be outside the scope of this Agreement and under the sole responsibility of Dyax at its cost and expense (except where it is expressly otherwise provided in this Agreement, such as with respect to Development activities carried out under a Joint Development Plan).

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

3.6         Right of First Offer; Surgical Field.  Prior to granting any Third Party rights to Develop and/or Commercialize Product in the Surgical Field (other than rights granted to Cubist Pharmaceuticals, Inc. or its assignees or sublicensees pursuant to that certain License and Collaboration Agreement dated April 23, 2008 if and as long as this agreement is in place), Dyax shall first offer to grant such license to Defiante (the " Surgical Field Right of First Offer").  The Surgical Field Right of First Offer shall set forth [*****].  Within [*****] following its receipt of the Surgical Field Right of First Offer, Defiante will notify Dyax in writing whether it wishes to obtain such license on the terms set forth therein.  If Defiante does wish to obtain such license on the terms set forth therein, the parties will negotiate in good faith for a [*****] regarding any additional terms (other than those set forth herein) applicable to such license.  If Defiante does not wish to obtain such license on the terms set forth therein or if the parties fail to reach full agreement on such additional terms within [*****], Dyax shall be free to offer the license to any Third Party, provided however that the terms so granted to such Third Party are not more favorable to such Third Party than the terms offered to Defiante.  If Defiante does wish to obtain such license on the terms set forth therein and the parties reach full agreement on such additional terms within [*****], then such additional terms shall be incorporated herein.  Furthermore, subject to such additional terms, the Field (as defined herein) shall thereafter include the Surgical Field.

3.7         Right of First Offer; Additional Countries.  Prior to granting any Third Party rights to Develop and/or Commercialize Product in the Additional Countries, Dyax shall first offer to grant such license to Defiante (the " Additional Countries Right of First Offer").  The Additional Countries Right of First Offer shall set forth [*****].  Within [*****] following its receipt of the Additional Countries Right of First Offer, Defiante will notify Dyax in writing whether it wishes to obtain such license on the terms set forth therein.  If Defiante does wish to obtain such license on the terms set forth therein, the parties will negotiate in good faith for [*****] regarding any additional terms (other than those set forth herein) applicable to such license.  If Defiante does not wish to obtain such license on the terms set forth therein or if the parties fail to reach full agreement on such additional terms within [*****], Dyax shall be free to offer the license to any Third Party, provided however that the terms so granted to such Third Party are not more favorable to such Third Party than the terms offered to Defiante.  If Defiante does wish to obtain such license on the terms set forth therein and the parties reach full agreement on such additional terms within [*****], then such additional terms shall be incorporated herein.  Furthermore, subject to such additional terms, the Defiante Territory (as defined herein) shall thereafter include the Additional Countries.

ARTICLE IV
DEVELOPMENT AND REGULATORY MATTERS

4.1         Status of Clinical Development by Dyax.  All clinical studies relating to DX-88 conducted or initiated by Dyax prior to the Effective Date are set forth more specifically in Exhibit D.

4.2         HAE Indication.

(a)
HAE Development Plan. As soon as practicable after the Effective Date, the JSC shall convene to review and discuss the activities that are necessary to obtain Regulatory Approval of the Product for the treatment of HAE in the Defiante Territory.  Following this process, but in any event no later that [*****] after the Effective Date, Defiante and Dyax shall jointly complete, and the JSC shall approve, a formal plan to obtain Regulatory Approval for Product in the Defiante Territory for the HAE Indication (the "HAE Development Plan").  The HAE Development Plan shall set forth all further activities that are necessary to obtain Regulatory Approval of the Product for the treatment of HAE in the Defiante Territory, strategies and timelines for completing such activities, together with the annual budget for expenses related thereto. The HAE Development Plan shall also allocate responsibility between the Parties for such activities, subject to Section 4.2(c), (d) and (e) below and each Party's financial obligations under Section 7.3.

The JSC shall review and monitor the activities conducted by the Parties under the HAE Development Plan, which shall be updated and modified from time to time to include any additional studies required by any Regulatory Authority in the Defiante Territory, up until filing of application for Regulatory Approval, and any Post-Filing Activities required to obtain Regulatory Approval for the treatment of HAE in the Defiante Territory, in accordance with the following process:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(i)
each Party shall review the HAE Development Plan not less frequently than quarterly and shall develop detailed and specific updates to the HAE Development Plan, until the completion of the activities covered thereunder;

(ii)	each Party shall submit all such updates to the JSC for review and approval at each meeting of the JSC; and

(iii)
the JSC shall review proposed updates to the HAE Development Plan at the next scheduled meeting of the JSC, or earlier if the JSC so agrees, and may approve such proposed updates in its discretion and, upon such approval by the JSC, the HAE Development Plan shall be amended accordingly.

(b)	Roles and Responsibilities. Subject to each Party's respective financial obligations under Section 7.3:

(i)
HAE Development Data. Dyax shall provide Defiante with all protocols, pharmacology and toxicology data and information, pre-clinical and clinical data and information and all other data and information developed by or available to Dyax and which are relevant, required, or useful for Regulatory Approval of DX-88 in the HAE Indication in the Defiante Territory to safety and efficacy response and a discussion of safety as well as efficacy in the context of alternative treatments (collectively, the "HAE Development Data").

(ii)
Marketing Authorization Application.  Dyax shall remain responsible for completing the remaining preparation and drafting of the Marketing Authorization Application for the Product in the HAE Indication and for correspondence, meetings and conversations with Regulatory Authorities until the date the Regulatory Approval is granted by EMA in the name of Defiante. Responsibility for the obtaining and maintenance of such Regulatory Approval shall be assigned to Defiante as soon as practicable according to the above and to a process approved by the JSC.

(iii)
Pediatric Study. Until the date the Regulatory Approval is granted by the EMA in Defiante’s name, Dyax shall remain responsible for the ongoing preparations relating to the clinical study included in the EMA approved Pediatric Investigational Plan (currently scheduled to be initiated in [*****]).  Thereafter, responsibility for the preparation and conduct of such study shall be assigned to Defiante as soon as practicable according to a process approved by the JSC.

(iv)
Reformulation.  Dyax shall remain responsible for any activities relating to the reformulation of the Product, including those that are conducted in connection with the EMA approved Pediatric Investigational Plan.

(v)	Post-Filing Activities. Defiante shall be solely responsible for all Post-Filing Activities required to obtain Regulatory Approval for Product for the HAE Indication in the Defiante Territory.

4.3         Additional Indications.

(a)	Current Status. The status of development in all Other Angioedema Indications as of the Effective Date is set forth more specifically in Exhibit E.

(b)
Development Proposals.  After the Effective Date, any Party engaged in Developing Product for any Additional Indication shall, prior to filing a Party-sponsored IND for Product in such Additional Indication, submit to the JSC a proposal outlining a strategy for such Development activities, which proposal shall include reasonable budgets and timelines prepared by such Party in good faith.  If, after reviewing any such proposal and discussing it in good faith, the Parties agree to jointly Develop Product for such Additional Indication, then all further Development activities shall be carried out in accordance with an Additional Indication Development Plan referred to in Section 4.3(e) below.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(c)
Independent Development.   If [*****] following a Party's submission to the JSC of a proposal under Section 4.3(b), the Non-Proposing Party does not elect to join the Proposing Party in the Development of Product for the proposed Additional Indication, then the Proposing Party shall be free to independently Develop, Manufacture (to the extent such Party has a right to Manufacture under this Agreement) and Commercialize Product in such Additional Indication in the Defiante Territory at its own cost; provided that the following terms of this Agreement shall continue to apply, as applicable and mutatis mutandis, to all Development, Manufacturing or Commercialization activities conducted by such Party in connection with such proposed Additional Indication (as if such activities were being conducted with respect to a Product in the Field):

(i)	If Dyax is the Proposing Party, Sections 3.2, 4.6(a), 4.6(d), 4.9, 5.3(b), 5.4(b), 5.5, 10.7 and Articles VI, VIII, IX, XI, XII and XIII; and

(ii)
If Defiante is the Proposing Party, Sections 3.1, 3.2, 4.6(b), 4.6(d), 4.9, 5.1, 5.2, 5.3(a), 5.4(b), 5.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 10.7, and Articles VI, VIII, IX, XI, XII and XIII.

(d)	Right to Opt-In.

(i)
Within [*****] following the date of the presentation by the Proposing Party of the release of top-line data from the first Phase II Clinical Study in such Additional Indication, the Non-Proposing Party shall have the option to join the Proposing Party in the Development of Product in such Additional Indication, in which case all further Development of Product in such Additional Indication shall be jointly carried out by the Parties in accordance with the Additional Indication Development Plan under Section 4.3(e) below.

(ii)
It is understood and agreed that if the Non-Proposing Party does not elect to join the Proposing Party in the Development of  Product for the proposed Additional Indication in accordance with Section 4.3(c) or (d), then the Non-Proposing Party shall not otherwise take any action to independently Develop such Additional Indication in the Defiante Territory.

(iii)
If a Non-Proposing Party exercises its right to opt-in pursuant to this Section 4.3(d), such Non-Proposing Party shall make to the Proposing Party a [*****] of the Development Costs incurred by the Proposing Party in the Development of the Product in such Additional Indication prior to the effective date of such opt-in.  Within [*****] after the effective date of such opt-in, the Proposing Party shall provide to the Non-Proposing Party a written accounting of such Development Costs (accompanied by supportive documentary evidence). The Non-Proposing Party shall then have thirty (30) days to verify such accounting and pay the Proposing Party.  In case of disagreement on the amount stated in the written accounting: (i) each Party shall be entitled to refer the disputed matter to the audit procedure under Section 7.7, (ii) any undisputed amount shall be paid within such thirty (30) day period, and (iii) the balance shall become due and payable upon, and in conformity with, the exhaustion of the audit procedure under Section 7.7 or, upon issuance of a final arbitration award, under Section 13.3 as the case may be.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(e)
Joint Development; Additional Indication Development Plan.  If the proposal submitted by the Proposing Party under Section 4.3(b) is accepted by the Non-Proposing Party or such Non-Proposing Party elects to exercise its opt-in rights under Section 4.3(d), then all further Development of Product in such Additional Indication shall be governed by a development plan jointly developed by Defiante and Dyax and approved by the JSC (each, an "Additional Indication Development Plan").  Each Additional Indication Development Plan shall set forth Development activities that are necessary or appropriate to obtain Regulatory Approval for Product for such Additional Indication in the Dyax Territory and the Defiante Territory, as well as allocation of such activities between the Parties, strategies and timelines for completing such activities, together with a reasonable forecast of the Development Costs and the annual budget for expenses related thereto. The JSC shall review and monitor the Development activities conducted by the Parties under such Additional Indication Development Plan, which shall be updated and modified from time to time to include any studies required by the  FDA and/or any Regulatory Authority in the Defiante Territory up until filing of the relevant application for Regulatory Approval and any Post-Filing Activities required (or necessary to comply with a requirement by a Regulatory Authority) to obtain Regulatory Approval in the Defiante Territory for treatment in such Additional Indication, in accordance with the following process:

(i)
each Party shall review such Additional Indication Development Plan not less frequently than quarterly and shall develop detailed and specific updates to such Additional Indication Development Plan, until the completion of the Development activities covered thereunder;

(ii)	each Party shall submit all such updates to the JSC for review and approval at each meeting of the JSC; and

(iii)
the JSC shall review proposed updates to such Additional Indication Development Plan at the next scheduled meeting of the JSC, or earlier if the JSC so agrees, and may approve such proposed updates in its discretion and, upon such approval by the JSC, such Additional Indication Development Plan shall be amended accordingly.

4.4         Product Improvements.

(a)
Development Proposal.  If at any point during the Term of this Agreement, a Proposing Party intends to engage in the development of any Product Improvement for use in the Field, such Party shall submit to the JSC a proposal outlining a strategy to Develop such Product Improvement, which proposal shall include reasonable budgets and timelines prepared by such Party in good faith. If, after reviewing any such proposal and discussing it in good faith, the Parties agree to jointly Develop such Product Improvement for use in the Field in the Dyax Territory and the Defiante Territory, then such Product Improvement shall thereafter be deemed to be a Product for all purposes of this Agreement as that term is defined in Section 1.92, and all then all further Development activities shall be carried out in accordance with a Product Improvement Development Plan referred to in Section 4.4(d) below.

(b)
Independent Development. Subject to Section 4.4(d) below, if, ninety (90) days  following a Party's submission to the JSC of a proposal under Section 4.4(a), the Non-Proposing Party does not then elect to join the Proposing Party in the Development of such Product Improvement, then the Proposing Party shall be free to independently develop, manufacture, conduct regulatory activities and commercialize such Product Improvement in the Field in the Defiante Territory at its own cost, without regard for terms and conditions of this Agreement.

(c)	Right to Opt-In.

(i)
Within [*****] following the date of the presentation by the Proposing Party of the release of top-line data from the first Phase II Clinical Study relating to the proposed Product Improvement, the Non-Proposing Party shall have the option to join the Proposing Party for any further Development of the proposed Product Improvement, in which case such Product Improvement shall thereafter be deemed to be a Product for all purposes of this Agreement as that term is defined in Section 1.92 and all further Development of such Product Improvement shall be jointly carried out by the Parties in accordance with the Product Improvement Development Plan referred to in Section 4.4(d) below.

(ii)
It is understood and agreed that if the Non-Proposing Party does not elect to join the Proposing Party in the Development of a Product Improvement in accordance with Section 4.4(b) or (c), then the Non-Proposing Party shall not otherwise take any action to independently Develop such Product Improvement in the Field in the Defiante Territory.

(iii)
If a Non-Proposing Party exercises its right to opt-in pursuant to Section 4.4(c), such Non-Proposing Party shall make to the Proposing Party a [*****]of the Development Costs incurred by the Proposing Party in the Development of the Product in such Product Improvement prior to the effective date of such opt-in.  Within [*****]after the effective date of such opt-in, the Proposing Party shall provide to the Non-Proposing Party a written accounting of such Development Costs (accompanied by supportive documentary evidence). The Non-Proposing Party shall then have thirty (30) days to verify such accounting and pay the Proposing Party.  In case of disagreement on the amount stated in the written accounting: (i) each Party shall be entitled to refer the disputed matter to the audit procedure under Section 7.7, (ii) any undisputed amount shall be paid within [*****], and (iii) the balance shall become due and payable upon, and in conformity with, the exhaustion of the audit procedure under Section 7.7 or, upon issuance of a final arbitration award, under Section 13.3 as the case may be.

(d)
Joint Development; Product Improvement Development Plan. If the Parties agree to jointly Develop the Product Improvement pursuant to Section 4.4(b) or the Non-Proposing Party elects to exercise its option under Section 4.4(c), then all further Development of the Product Improvement shall be governed by a development plan jointly developed by Defiante and Dyax and approved by the JSC (each, a "Product Improvement Development Plan").  Each Product Improvement Development Plan shall set forth Development activities that are necessary or appropriate to obtain Regulatory Approval for such Product Improvement in the Dyax Territory and the Defiante Territory up until filing of the relevant application for Regulatory Approval, as well as allocation of such activities between the Parties, strategies and timelines for completing such activities, together with a reasonable forecast of the Development Costs and the annual budget for expenses related thereto. The JSC shall review and monitor the Development activities conducted by the Parties under such Product Improvement Development Plan, which shall be updated and modified from time to time to include any studies required by any Regulatory Authority in the Defiante Territory and/or the FDA up until filing of the relevant application for Regulatory Approval and any Post-Filing Activities required (or necessary to comply with a requirement by a Regulatory Authority) to obtain Regulatory Approval in the Defiante Territory, in accordance with the following process:

(i)
each Party shall review such Product Improvement Development Plan not less frequently than quarterly and shall develop detailed and specific updates to such Product Improvement Development Plan, until the completion of the Development activities covered thereunder;

(ii)	each Party shall submit all such updates to the JSC for review and approval at each meeting of the JSC; and

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(iii)
the JSC shall review proposed updates to such Product Improvement Development Plan at the next scheduled meeting of the JSC, or earlier if the JSC so agrees, and may approve such proposed updates in its discretion and, upon such approval by the JSC, such Product Improvement Development Plan shall be amended accordingly.

4.5         Development Efforts; Manner of Performance; Reports.

(a)
Each Party shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities for which it is responsible under any Joint Development Plan and to cooperate with the other Party in carrying out the activities described therein, in accordance with the budgets and timetables set forth therein and in good scientific manner and in compliance with all applicable laws and regulations and good clinical and laboratory practice.

(b)
Each Party agrees to keep the other Party fully informed as to its progress, results (including the development of any technology or inventions), status and plans for performing and implementing the activities for which it is responsible under any Joint Development Plan.  In addition, within thirty (30) days after the end of each Calendar Quarter in which Development activities are performed and at least ten (10) days prior to the quarterly meeting of the JSC, each Party will provide to the JSC a written progress report, which will describe the Development activities that such Party has performed or caused to be performed during such Calendar Quarter, evaluate the work performed in relation to any established Development goals, and provide such other information as may be reasonably requested by the JSC with respect to such Development activities.

4.6         Exchange of Development Information.  In accordance with and subject to the terms of Article IX, on an ongoing basis during the Term:

(a)
Dyax shall disclose to Defiante all Dyax Development Data necessary or useful to the Development of the Compound or Product for use in the Field in the Defiante Territory in accordance with this Agreement and shall update such disclosure at least once semi-annually.  Dyax acknowledges and agrees that all data generated in connection with Development activities conducted by Dyax and/or its Related Parties with respect to the Compound or Product in the Field may be used by Defiante to obtain Regulatory Approval for Product in the Field for the Defiante Territory.

(b)
Defiante shall disclose to Dyax all Defiante Development Data necessary or useful to the Development of the Compound or Product for use in the Field in the Dyax Territory or outside the Field in any country in the world in accordance with this Agreement and shall update such disclosure at least once semi-annually.  Defiante acknowledges and agrees that all such data may be used by Dyax to obtain Regulatory Approval for Product in the Field in the Dyax Territory or outside the Field in any country of the world.

(c)
Upon reasonable notice during normal business hours as coordinated through the Alliance Managers and the JSC, each Party shall provide the other Party with such assistance and access to its employees, consultants and subcontractors as may be reasonably necessary for such other Party to exercise its rights and perform its obligations with respect to the Development, Manufacture and/or Commercialization of Product (or the conduct of Regulatory Activities related thereto) under this Agreement.

(d)
Notwithstanding anything to the contrary in this Agreement: (i) Dyax shall not have any rights hereunder to any Defiante Development Data arising out of any Independent Development conducted by Defiante, and (ii) Defiante shall not have any rights hereunder to any Dyax Development Data arising out of any Independent Development conducted by Dyax; except in each case as it pertains to Safety Data.

4.7         Regulatory Submissions and Regulatory Approvals.

(a)	Each Party will have access to all Regulatory Filings by the other Party related to any Development activities conducted under any Joint Development Plan.

(b)
Defiante shall own all Regulatory Filings and Regulatory Approvals for Product in the Field for the Defiante Territory, and shall be responsible for the Regulatory Activities in Field in the Defiante Territory; provided that unless Dyax otherwise agrees in good faith, any Regulatory Filings for Product in the HAE Indication in the Defiante Territory shall be consistent (to the extent permitted by applicable law) with Regulatory Filings for Product in the HAE Indication in the United States. Dyax and its Related Parties shall have the right to access all data contained or referenced in such Regulatory Filings, including all reports, correspondence and conversation logs, and Defiante shall provide appropriate notification of Dyax's and its Related Parties' access and reference rights to the Regulatory Authorities. Defiante hereby grants, and shall ensure that its Related Parties grant, to Dyax a "Right of Reference or Use," as that term is defined in 21 C.F.R. §314.3(b) as amended from time to time, and any foreign equivalents, to any and all data contained or referenced in any Regulatory Filing, including all reports, correspondence and conversation logs, and Defiante shall provide appropriate notification of Dyax's and its Related Parties' access and reference rights to the Regulatory Authorities.

(c)
Dyax shall own all Regulatory Filings and Regulatory Approvals for Compound and for Product (i) inside the Field for the Dyax Territory and (ii) outside the Field, and shall be responsible for all Regulatory Activities in the Field in the Dyax Territory and outside the Field in any country of the world.  Defiante and its and its Related Parties shall have the right to access all data contained or referenced in the Regulatory Filings (other than data arising out any Independent Development conducted by Dyax), including all reports, correspondence and conversation logs, and Dyax shall provide appropriate notification of Defiante's and its Related Parties access and reference rights to the Regulatory Authorities.  Dyax hereby grants, and shall ensure that its Related Parties grant, to Defiante a "Right of Reference or Use," as that term is defined in 21 C.F.R. §314.3(b), and any foreign equivalents, to any and all data contained or referenced in any such Regulatory Filings relating to any Compound or Product, including all reports, correspondence and conversation logs, and Dyax shall provide appropriate notification of Defiante's and its Related Parties' access and reference rights to the Regulatory Authorities.

(d)
Upon reasonable advance notice from Defiante, Dyax shall participate in any scheduled meeting or phone conference with any applicable Regulatory Authority necessary for obtaining or maintaining Regulatory Approval for Product in the Defiante Territory.

4.8         Orphan Drug Designation. Following the date the Marketing Authorization Application for Product in the HAE Indication is submitted to the EMA, and subject to Article 5(11) of Regulation (EC) No 141/2000 and other applicable laws and guidelines, Dyax shall transfer to Defiante any rights of Dyax in any orphan drug designation for the Product in the Defiante Territory according to a process approved by the JSC.

4.9         Complaints; Adverse Event Reporting Procedures; Notice of Adverse Events Affecting Compound; Global Safety Database.

(a)
Each Party will have access to all Safety Data generated by the other Party and/or its Related Parties and contractors in connection with the Development, Manufacture and Commercialization of Product (or the conduct of Regulatory Activities relating thereto), subject to and to the extent provided for in this Agreement.

(b)
Each Party will maintain a record of any and all Complaints and other Safety Data it receives with respect to Compound or Product.  Each Party will notify the other Party in reasonable detail of any Complaint or other Safety Data received by the Party with respect to Product within sufficient time to allow the other Party and/or it Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which or for which such Product is being Developed in Clinical Studies or Commercialized.

(c)
Each Party shall require its Related Parties to provide it with all Complaints and Safety Data relating to any Product in the control of such Related Parties. Each Party will provide the other Party with all Complaints and Safety Data in its control relating to any Product which information is necessary or desirable for the other Party to comply with all applicable laws, rules and regulations with respect to Product.  Each Party will provide such information to the other Party within [*****] after its first receipt; provided that any information relating to a serious adverse experience (SAE), as that term is defined at 21 C.F.R. §600.80, in the ICH Guidelines and/or in the Directive 2001/83/EC, shall be provided to the other Party within [*****] after its first receipt.  The Party providing the Complaint or Safety Data shall make all reasonable efforts to assist the receiving Party with any follow-up investigation necessary to comply with applicable laws, rules and regulations with respect to Product.

(d)
Dyax shall maintain, or Dyax shall enter into an Agreement with a Third Party to maintain, a global adverse event database for Product (the "AE Database") and shall generate adverse event reports for Defiante's use in the Defiante Territory. Defiante shall have access to all data in the AE Database.  [*****].

(e)
With respect to Product in the Field for the Defiante Territory, Defiante shall be responsible for submitting adverse event reports to the applicable Regulatory Authorities.  With respect to Product for use in the Field for the Dyax Territory and outside the Field in all countries, Dyax shall be responsible for submitting adverse event reports to the applicable Regulatory Authorities.

(f)
Within [*****] after the Effective Date, the Parties will develop and agree in writing upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, and any other Safety Data, related to Product, sufficient to enable each Party to comply with its legal and regulatory obligations (the "Pharmacovigilance Agreement"). The form of the Pharmacovigilance Agreement shall be substantially similar to that attached hereto as Exhibit F.  Dyax shall establish pharmacovigilance agreements with Defiante and any future Related Parties involved in the Development, Manufacture or Commercialization of Product.  Such pharmacovigilance agreements shall conform in all material respects with the Pharmacovigilance Agreement to be established between Dyax and Defiante.

(g)
The Parties acknowledge and agree that all safety data maintained in the AE Database for Product may be used by both Parties and their respective Related Parties (i) to obtain all applicable Regulatory Approvals in accordance with the terms of this Agreement and (ii) in connection with any litigation relating to a Product.

(h)
Dyax will use Commercially Reasonable Efforts to cause its Related Parties involved in the Commercialization of Product to agree to annual meetings with Defiante and its Related Parties involved in the Commercialization of Product to discuss the exchange of safety data with respect to Product.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE V
COMMERCIALIZATION

5.1         [*****]Efforts.

(a)
Defiante shall use [*****] Efforts to obtain Regulatory Approval and Commercialize Product in the Defiante Territory for the HAE Indication and any Additional Indications that are Jointly Developed by the Parties in the Field.  The foregoing provisions of this Section 5.1 notwithstanding, it is understood that the [*****] Efforts obligations set forth in this Section 5.1 do not require that Defiante obtain Regulatory Approval and Commercialize Product in all countries in the Defiante Territory, or in any particular country of the Defiante Territory if undertaking such efforts to obtain Regulatory Approval and Commercialize Product in such country would not be advisable in the exercise of reasonable business judgment; provided that such obligation to exercise [*****] Efforts shall nonetheless require that Defiante exercise such [*****] Efforts to obtain Regulatory Approval and Commercialize Product in all the Major EU Countries for the Product in HAE and all other Indications that are Jointly Developed by the Parties in the Field.

(b)
In connection with its obligation to use [*****] Efforts to obtain Regulatory Approval and Commercialize Product in the Defiante Territory for the HAE Indication and any Additional Indications that are Jointly Developed by the Parties in the Field, Defiante acknowledges and agrees that it shall not directly or indirectly engage in the commercialization of a therapeutic or prophylactic product that competes with the Product in the Field in the Defiante Territory.

5.2         Advertising and Promotional Materials.  Defiante shall be responsible, at its own cost and expense, for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to Product ("Defiante Promotional Materials") for Commercialization in the Field for the Defiante Territory.  All such Promotional Materials shall be compliant in all material respects with all applicable laws, rules and regulations and any guidelines established by the pharmaceutical industry in the applicable country in the Defiante Territory.  When distributing information related to Product or its use (including information contained in scientific articles, reference publications and publicly available healthcare economic information), Defiante shall comply in all material respects with all applicable laws, rules and regulations and any guidelines established by the pharmaceutical industry in the applicable country in the Defiante Territory. [*****]

5.3         Sales and Distribution.

(a)
Defiante and its Related Parties shall be responsible for booking sales of Product in the Field in the Defiante Territory and for all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables, and for handling (at its own cost and expense) all returns, recalls, field alerts and other withdrawals of Product sold for use in the Field in the Defiante Territory.

(b)
Dyax and its Related Parties shall be responsible for booking sales of Product in the Field in the Dyax Territory and outside the Field in any country in the world and for all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables, and for handling (at its own cost and expense) all returns, recalls, field alerts and other withdrawals of Product sold for use in the Field in the Dyax Territory and outside the Field in any country in the world.

5.4         Cross-Territory and Cross-Field Sales.

(a)
Dyax shall not, and shall ensure that its Related Parties agree not to, sell the Product in the Field in the Defiante Territory, as well as any Product Improvement.  Defiante shall be a third party beneficiary of the agreements between or among Dyax, its Affiliates, licensees, distributors and wholesalers with respect to such restriction, with the right to enforce such agreements.

(b)
Defiante shall not, and shall ensure that its Related Parties agree not to, sell Product in the Field in the Dyax Territory or outside the Field in any country in the world.  Dyax shall be a third party beneficiary of the agreements between or among Defiante, its Affiliates, licensees, distributors and wholesalers with respect to such restriction, with the right to enforce such agreements.

(c)
Subject to applicable laws and regulations, Defiante shall take commercially reasonable steps to restrict the ability of any Third Parties to export Product outside of the Defiante Territory for sale and or use in the Field in the Dyax Territory or outside the Field in any country of the world.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(d)	The Parties acknowledge and agree that their respective obligations under this Section 5.4 are all considered to be material conditions to this Agreement.

5.5         Recalls, Market Withdrawals or Corrective Actions.  If any Regulatory Authority issues or requests a recall or takes a similar action in connection with Product anywhere in the world, or if either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of Product, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall, within [*****] advise the other Party thereof by e-mail, overnight courier or facsimile.  Defiante shall, in consultation with Dyax, determine whether to conduct a recall of Product in the Field in the Defiante Territory and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when Defiante may act without such advance notice but shall notify Dyax as soon as possible).  Similarly, Dyax shall, in consultation with Defiante, determine whether to conduct a recall of Product in the Field in the Dyax Territory, and shall determine the manner in which such recall shall be conducted (except in the case of a government mandated recall, when Dyax may act without such advance notice but shall notify Defiante as soon as possible).  Each Party will make available all of its pertinent records that may be reasonably requested in order to affect a recall conducted by the other Party. Costs and expenses for the recall shall be borne by the Party whose action or omission caused the recall.

ARTICLE VI
MANUFACTURE AND SUPPLY OF DRUG PRODUCT

6.1         Manufacture of Drug Substance and Drug Product.  During the Term, Dyax shall Manufacture Drug Substance and Drug Product for Defiante (or its designee) in sufficient quantities to satisfy all the requirements of Defiante and its Related Parties for use in Developing, obtaining Regulatory Approval and in Commercializing Product in the Field in the Defiante Territory pursuant to this Agreement; provided that the foregoing obligation of Dyax to manufacture Drug Substance and Drug Product shall be subject to the following terms and conditions:

(a)
Exclusivity.  Dyax shall be Defiante's sole and exclusive manufacturer of all Drug Substance and Drug Product requirements of Defiante and its Related Parties, unless otherwise agreed by Dyax in writing.

(b)
Forecasts.  On or before [*****] and [*****] following the commencement of each Calendar Quarter occurring thereafter, Defiante will give to Dyax a forecast, determined in good faith based upon commercially reasonable estimates of Product Sales, for the next [*****].  Each such forecast shall summarize projected Product demand, inventory targets, projected inventory levels (including Drug Substance Inventory levels) and the estimated quantities of Drug Substance and Drug Product that Defiante expects to order, in accordance with Sections 6.1(c) and (e).

(c)	Orders for Drug Substance; Delivery.

In the event Defiante purchases Drug Substance in accordance with the terms and conditions of this Agreement:

(i)	For quantities of Drug Substance required by Defiante, Defiante shall provide Dyax with binding purchase orders for Drug Substance. Defiante may place [*****].

(ii)	Upon Defiante's issuance of a binding order for Drug Substance:

(A)
Each such order shall be considered accepted by and binding upon Dyax, unless such order exceeds the Drug Substance Order Limit for the relevant Calendar Quarter, in which case such order shall be considered accepted by Dyax unless Dyax provides written notice objecting to such order within fifteen (15) Business Days after Dyax's receipt of such order. In case of objection, Dyax shall provide the quantity requested up to the Drug Substance Order Limit for the relevant Calendar Quarter and shall use [*****] Efforts to provide the additional requested quantity.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(B)
Dyax shall have fifteen (15) Business Days after Dyax's receipt of such order to provide Defiante the latest start and completion date for that order. In turn, Defiante will have fifteen (15) Business Days thereafter to acknowledge and accept this schedule, negotiate a change, or cancel the order. In order to keep cost of goods as low as possible, the preference will be to combine all binding orders for Drug Substance into single campaigns. Any binding order placed per the above conditions will be scheduled to begin production [*****].

(iii)
All Drug Substance manufactured by Dyax shall, at the option of Defiante, either be held as Drug Substance Inventory by Dyax (or its Third Party contractor) on behalf of Defiante pursuant to Section 6.1(d) or delivered [*****].  All Drug Substance shall be delivered within [*****] following the quality release of such Drug Substance (but not later than [*****] the manufacturing of such Drug Substance is completed).

(d)
Drug Substance Inventory.  If and to the extent that Defiante requests that Drug Substance manufactured by Dyax for Defiante be held as Drug Substance Inventory, then Dyax shall be responsible for the handling and custody of such Drug Substance Inventory (including insurance to cover risk of loss of such Drug Substance Inventory); provided that all costs directly related to the handling, custody and insurance of the Drug Substance Inventory shall be reimbursed by Defiante.

(e)	Orders for Drug Product; Delivery.

In the event Defiante purchases Drug Product in accordance with the terms and conditions of this Agreement:

(i)	For quantities of Drug Product required by Defiante, Defiante shall provide Dyax with binding purchase orders for Drug Product. Defiante shall place no more than [*****].

(ii)	Upon Defiante's issuance of a binding order for Drug Product:

(A)
Each such order shall be considered accepted by and binding upon Dyax, unless such order exceeds the Drug Product Order Limit for the relevant Calendar Quarter, in which case such order shall be considered accepted by Dyax unless Dyax provides written notice objecting to such order within fifteen (15) Business Days after Dyax's receipt of such order. In case of objection, Dyax shall provide the quantity requested up to the Drug Product Order Limit for the relevant Calendar Quarter and shall use [*****] to provide the additional requested quantity.

(B)
Dyax shall have fifteen (15) Business Days after Dyax's receipt of such order to provide Defiante the latest start and completion date for that order. In turn, Defiante will have fifteen (15) Business Days thereafter to acknowledge and accept this schedule, negotiate a change, or cancel the order. In order to keep cost of goods as low as possible, the preference will be to combine all binding orders for Drug Product into single campaigns. Any binding order placed per the above conditions will be scheduled to begin production [*****].

(iii)
All Drug Product manufactured by Dyax shall be delivered [*****].  All Drug Product shall be delivered within [*****] following the quality release of such Drug Product (but not later than [*****] after such Drug Product is filled).  [*****].

(f)
Supply Shortage; Allocation of Drug Substance and Drug Product.  Dyax shall promptly notify Defiante of any event that causes or may cause the amount of Drug Substance and/or Drug Product Manufactured to be insufficient to fully meet the quantities ordered by Defiante under Section 6.1(c) and (e) ..  Thereafter:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(i)
if such a supply shortage was caused by manufacturing failures or delays in fulfilling orders properly placed by Defiante, available supply shall be allocated between the Parties and Dyax's other Sublicensees of Drug Substance or Drug Product on a pro-rata basis based on the then current good faith forecasted requirements of such entities; and

(ii)
if such a product shortage was caused by one or more inaccurate Defiante forecasts or otherwise arose as a result of orders placed for Drug Substance in excess of the Drug Substance Order Limit or orders for Drug Product in excess of the Drug Product Order Limit, then the allocation available supply under Section 6.1(f)(i) above shall not be required.

(g)
Pricing. With respect to any amount of Drug Substance or Drug Product delivered by Dyax to Defiante for use in the Independent Development of Product or the Commercialization of Product, Defiante shall pay to Dyax the applicable Transfer Price for such Drug Substance or Drug Product.  Such Transfer Price shall be paid as follows:

(i)
if and to the extent external Manufacturing Costs are incurred by Dyax in advance of actual delivery of Drug Product to Defiante, such Manufacturing Costs shall be invoiced to Defiante and Defiante shall pay such invoice within thirty (30) days after receipt thereof; and

(ii)
the balance of the Transfer Price shall be paid by Defiante within thirty (30) days after receipt of the relevant invoice to be issued by Dyax after the quality release (duly documented) of such Drug Product.

6.2         Quality.

(a)
Certificates of Analysis.  Dyax shall provide Defiante with certificates of analysis related to each batch of Drug Substance or Drug Product delivered to Defiante hereunder.  These certificates will document that each batch delivered to Defiante conforms to the Specifications and meets the requirements of cGMPs at the time of delivery. These certificates shall include the date of Manufacture and applicable expiry date.

(b)
Quality Control Testing.  Dyax shall perform, or have performed such quality control tests as are indicated in the Specifications.  Dyax shall make the results of its quality control tests available to Defiante on or before the date that Drug Substance or Drug Product is delivered to Defiante hereunder.  No production batch shall be released for delivery unless such quality control tests show that such Drug Substance or Drug Product meets the Specifications.  Defiante shall not perform or re-perform the control quality tests that support any certificate of analysis. Should a Regulatory Authority in the Territory require Drug Substance or Drug Product testing beyond that currently included in the process specification, the Parties shall evaluate the GMP and regulatory issues associated with modifying the specification to include such testing.

6.3         Responsibility for Product Manufacturing Process.  At all times during which Dyax is manufacturing Drug Substance and Drug Product for Defiante (or its designee) under Section 6.1, Dyax shall have sole authority over the Product Manufacturing Process under this Agreement, subject however to approval by the Regulatory Authority in the Defiante Territory, and shall be fully responsible for all costs and expenses incurred in connection therewith, except to the extent that Dyax is to be reimbursed by Defiante for such costs and expenses as provided herein.  Without in any way limiting the foregoing, Dyax shall have the sole authority to (i) select contract manufacturers involved in Product Manufacturing Process, (ii) terminate contract manufacturers involved in Product Manufacturing Process, and/or (iii) internalize Product Manufacturing Process by Manufacturing Drug Substance and/or Drug Product within facilities owned or controlled by Dyax.

6.4         Step-in Rights.

(a)
For Cause.  Notwithstanding the restrictions set forth in Section 3.1(b) that preclude Defiante from Manufacturing or having Manufactured Drug Substance and Drug Product in or for the Defiante Territory, Defiante shall have the option, exercisable at any time after the occurrence of any of the following events, to enter into a direct contractual relationship with Dyax's CMO(s) to have Manufactured Drug Substance and/or Drug Product as necessary to meet the requirements of Defiante and its Related Parties for Development and Commercialization of Product in the Field in the Defiante Territory:

(i)
the quantity of Drug Substance and/or Drug Product supplied by Dyax pursuant to binding orders placed by Defiante under Sections 6.1(c) or (e) is less than [*****] of the quantity ordered by Defiante, [*****]; provided that, for the purposes of this Section 6.4(a)(i), the amount of any order placed by Defiante under Section 6.1(c) that is in excess of the Drug Substance Order Limit or the amount of any order placed by Defiante under Section 6.1(e) that is in excess of the Drug Product Order Limit may not be applied toward the calculation of any supply shortage;

(ii)	a Regulatory Authority notifies Dyax or Defiante in writing that the Product Manufacturing Process does not comply with Applicable Law in the Defiante Territory and [*****]; or

(iii)	Dyax informs Defiante that it elects to discontinue the Manufacture of Drug Substance and Drug Product for Defiante.

If Defiante elects to exercise its option under this Section 6.4(a), then all of Dyax's obligations under Section 6.1 shall terminate; provided that:

(iv)
Dyax shall provide reasonable assistance and documentation, at its expense, to enable Defiante to assume responsibility for Product Manufacturing Process. Such assistance shall include introducing Defiante to Dyax's CMOs and working with Defiante and such CMO to coordinate any actions reasonably required in order to enable Defiante to enter into a direct contractual relationship with, and receive supply directly from, any such CMO. Any Drug Substance or Drug Product Manufactured by Defiante may be used solely in Development and Commercialization of Product in the Field and in the Defiante Territory conducted in accordance with the terms of this Agreement.

(v)
At Defiante's option and request, Dyax shall continue to Manufacture and supply Drug Product [*****] for a period of [*****], or until such time as all of the technology transfer under Section 6.4(a)(iv) has been completed.

(vi)
Each Party will appoint at least one manufacturing logistics and quality assurance manager to support the Parties' respective Manufacturing activities, and to function as a liaison with the other Party's manufacturing logistics and quality assurance manager on matters relating to the Manufacture and supply of Drug Substance and Drug Product under this Agreement.

(b)
For Convenience.  Notwithstanding the restrictions set forth in Section 3.1(b) that preclude Defiante from Manufacturing or having Manufactured Drug Product in or for the Defiante Territory, Defiante shall have the right, exercisable at its convenience, to assume from Dyax the right to Manufacture and have Manufactured Drug Product  (but not Drug Substance) as necessary to meet the requirements of Defiante and its Related Parties for Development and Commercialization of Product in the Field in the Defiante Territory.  If Defiante elects to exercise its option under this Section 6.4(b), then all of Dyax's obligations with respect to the Manufacture of Drug Product (but not Drug Substance) under Section 6.1 shall terminate; provided that:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(i)
Dyax shall provide reasonable assistance and documentation, at Defiante's expense (such expenses to be documented and approved in advance by Defiante), to enable Defiante to assume responsibility for the Manufacture of Drug Product. Such assistance shall include introducing Defiante to Dyax's CMOs and working with Defiante and such CMOs to coordinate any necessary technology transfers and taking such other actions as may be reasonably required in order to enable Defiante to assume responsibility for the Manufacture of Drug Product. Any Drug Product Manufactured by Defiante may be used solely in Development and Commercialization of Product conducted in accordance with the terms of this Agreement.

(ii)
Each Party will appoint at least one manufacturing logistics and quality assurance manager to support the Parties' respective Manufacturing activities, and to function as a liaison with the other Party's manufacturing logistics and quality assurance manager on matters relating to the Manufacture of Drug Substance and Drug Product under this Agreement.

Notwithstanding any election by Defiante to assume the Manufacture of Drug Product under this Section 6.4(b), Dyax shall remain responsible for the Manufacture of Drug Substance and, in lieu of holding all Drug Substance ordered by Defiante under Section6.1(d) as Drug Substance Inventory, Dyax shall deliver all such Drug Substance directly to Defiante (or its designee).  In consideration for Drug Substance delivered by Dyax to Defiante, Defiante shall pay to Dyax the applicable Transfer Price for such Drug Substance.  The Transfer Price shall be paid as follows:

(i)
if and to the extent external Manufacturing Costs are incurred by Dyax in advance of actual delivery of Drug Substance to Defiante, such Manufacturing Costs shall be invoiced to Defiante and Defiante shall pay such invoice within thirty (30) days after receipt thereof; and

(ii)
the balance of the Transfer Price shall be paid by Defiante within thirty (30) days after receipt of the relevant invoice to be issued by Dyax after the quality release (duly documented) of such Drug Substance.

6.5         Supply and Quality Agreements.  As soon as possible after the Effective Date, the Parties shall negotiate in good faith and enter into a comprehensive supply agreement pursuant to which Dyax will supply Drug Substance and Drug Product to Sigma Tau (the "Supply Agreement") together with a quality agreement in accordance with industry standards governing the Drug Substance and Drug Product supplied pursuant to the Supply Agreement (the "Quality Agreement").  The Supply Agreement and the Quality Agreement shall include terms similar to those set forth in Sections 6.1 through 6.4 of this Agreement and shall contain such other terms and conditions that the Parties mutually agree upon that are customary for supply agreements and quality agreements of this type.  Pending the execution and delivery of a Supply Agreement and a Quality Agreement, Manufacture of Product shall be conducted in accordance with the terms and conditions of this Article VI.

6.6         [*****]

ARTICLE VII
FINANCIAL PROVISIONS

7.1         Initial Consideration.

(a)
License Fee. As soon as possible following the Effective Date (but in no event no later than thirty (30) days thereafter), Defiante shall pay to Dyax an upfront license fee in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) as partial consideration for the rights granted by Dyax to Defiante under this Agreement.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)
Equity Investment.  Simultaneous with the execution of this Agreement,, Defiante and Dyax will enter into a Stock Purchase Agreement attached hereto as Exhibit G (the "Stock Purchase Agreement"), under which Defiante will purchase, in a private transaction, shares of Dyax common stock for a total of Two Million Five Hundred Thousand Dollars ($2,500,000) at a price per share to be calculated by applying a 50% premium to the average closing price of the Dyax common shares for the preceding twenty (20) Business Days.  It is acknowledged that the premium paid by Defiante shall be paid as additional consideration for the rights granted by Dyax to Defiante under this Agreement.

7.2         Milestone Payments.

(a)
Approval Milestone. Within [*****] following Regulatory Approval in Defiante’s name of the Product for the HAE Indication by the EMA, Defiante shall pay to Dyax a one-time milestone payment in the amount of [*****].

(b)
Commercialization Milestone. Within twenty (20) Business Days following the First Commercial Sale of the Product in the Major EU Countries, Defiante shall pay to Dyax a one-time milestone payment in the amount of [*****].

7.3         Ongoing Costs.

(a)
Development Costs. From and after the Effective Date, the Parties shall share equally (50/50) in all Development Costs incurred by either Party in the conduct of activities pursuant to any Joint Development Plan (the "Shared Costs").  Shared Costs shall also include any costs described in Section 7.3(b)(iv)(A) below.  Within thirty (30) days after the end of each Calendar Quarter during the Term of this Agreement, each Party shall provide to the other Party a written accounting of the Shared Costs incurred by such Party during such Calendar Quarter, accompanied by supportive documentary evidence.  Each Party shall then have ten (10) Business Days to verify such accountings, after which the Party who is entitled to reimbursement under this Section 7.3 shall issue an invoice to the other Party (payable within thirty (30) days after receipt thereof), such that each Party pays for fifty percent (50%) of all Shared Costs subject to this Section 7.3.  In case of disagreement on the amount previously stated in the written accounting: (i) each Party shall be entitled to refer the disputed matter to the audit procedure under Section 7.7, (ii) any undisputed amount shall be paid within 30 (thirty) days of the receipt of the relevant invoice and (iii) the balance shall become due and payable upon, and in conformity with, the exhaustion of the audit procedure under Section 7.7 or, upon issuance of a final arbitration award, under Section 13.3 as the case may be.

(b)
Regulatory Activities Costs.  From and after the Effective Date, each Party shall be fully and independently responsible for all Regulatory Activities Costs associated with obtaining Regulatory Approval for Product in the Field in the Territory of such Party.

(c)
Commercialization Costs.  From and after the Effective Date, each Party shall be fully and independently responsible for all costs associated with the promotion, marketing and sale of Product in the Territory of such Party.

7.4         Sales Milestones.  Within thirty (30) days after the first occurrence of each of the following events with respect to annual Net Sales of Product (cumulative for all Indications) in the Defiante Territory, Defiante shall make the following payments to Dyax:

Milestone Event	Payment

First calendar year in which Net Sales for Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

First calendar year in which Net Sales for all Product in the Defiante Territory are greater than [*****]	[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

For the avoidance of doubt, each of the foregoing milestone payments is a separate payment and shall be paid only once by Defiante.  Consequently, the maximum amount that Defiante is obligated to pay to Dyax under this Section 7.4 is [*****].

7.5         Contribution Payments.

(a)
Calculation of Contribution Payments; Transfer Price Deduction.  During the Term of this Agreement, Defiante shall pay to Dyax forty-one percent (41%) of the Net Sales of Product in the Defiante Territory; provided however that Defiante shall be entitled to first deduct the amount of the Transfer Price: i) previously paid by Defiante to Dyax for the supply of the Drug Product or of the Drug Substance, as the case may be; and ii) borne by Defiante as Manufacturing Costs in the course of Manufacturing the Drug Product, as the case may be.

(b)
Term of Contribution Payments.  The obligations of Defiante with respect to Contribution Payments in the Defiante Territory at the rates set forth in Section 7.5(a) shall be determined on a product by product and on a country-by-country basis and shall continue until the later of (i) the expiration of the last Valid Claim of the Dyax Patent Rights Covering the use or sale of the applicable Product commercialized in the Field in such country of the Defiante Territory or Covering the composition of matter of Compound included in such Product in such country of the Defiante Territory, or (ii) the tenth anniversary of the First Commercial Sale of such Product in the Field in the Defiante Territory (the "Contribution Payment Term").

(c)	Blocking Third Party Patent Rights; In-Licenses.

(i)
Dyax shall be responsible for paying any milestones, royalties or other payments due under any In-License of Blocking Third Party Patent Rights that are allocable to the Development, Manufacture or Commercialization of Product (in its existing form as of the Effective Date) in the HAE Indication in the Defiante Territory.

(ii)
Defiante shall be responsible for paying any milestones, royalties or other payments due under any In-License of Blocking Third Party Patent Rights that are allocable to the Development, Manufacture or Commercialization of Product for any Additional Indications or any Product Improvement in the Defiante Territory.

(d)
Royalties to [*****].  Dyax shall be responsible for all royalties payable to [*****] under the [*****] License Agreement with respect to Net Sales of Product by Defiante and its Related Parties in the Field in the Defiante Territory, except for royalties payable to [*****]  on Net Sales of Product Independently Developed by Defiante, for which Defiante shall be solely responsible.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(e)	General.

Contribution Payments shall be calculated (and paid) only once with respect to the same unit of Product.

(i)
No Contribution Payment shall be due upon the sale or other transfer of Product among Defiante or its Related Parties, but in such cases the Contribution Payment shall be due and calculated upon Defiante's or its Related Party's Net Sales to the first independent Third Party.

(ii)	No Contribution Payment shall accrue on the disposition of Product by Defiante or its Related Parties as samples (promotion or otherwise).

7.6         Net Sales Reports and Contribution Payments.  Within [*****] after the end of each Calendar Quarter for which Contribution Payments are due from Defiante pursuant to Section 7.5, Defiante shall submit to Dyax a report, on a country-by-country basis, providing an accounting of the Net Sales of Product made during such Calendar Quarter, and the calculation of the Contribution Payments due under Section 7.5.  Concurrently with the submission of such report, Defiante shall pay to Dyax all Contribution Payments payable by it under Section 7.5, as indicated in the report.

7.7         Audits.  Each Party shall, and shall require its Related Parties to, keep true and accurate records and books of account containing all data necessary for the calculation of the amounts payable under this Agreement, including Contribution Payment due under Section 7.5.  Those records and books of account shall be kept for at least [*****] following the end of the calendar year to which they relate.  Upon the other Party's  written request (the "Requesting Party"), an international firm of independent certified public accountants appointed by agreement between the Parties or, failing such agreement within [*****] after the initiation of discussions between them on this point, by the Requesting Party, among such firms that have not performed auditing or other services for either Party or their Affiliates in the [*****], shall inspect such records and books of account of the other Party (the "Audited Party") and carry out the following activities:

(a)
such independent accounting firm shall be given access to and shall be permitted to examine and copy such books and records of the Audited Party and its Affiliates and any other documentation that may be relevant for the purposes hereof upon [*****] notice having been given by the Requesting Party and at all reasonable times on Business Days for the purpose of certifying  (i) if the Audited Party is Defiante, that the Net Sales or other relevant sums calculated by Defiante and its Affiliates during any calendar year were reasonably calculated, true and accurate in conformity with this Agreement or, if this is not their opinion, certify the Net Sales figure or other relevant sums for such period which in its judgment and evaluation is true and correct; (ii) if the Audited Party is Dyax, that the Manufacturing Costs charged by Dyax to Defiante during any calendar year were reasonably calculated, true and accurate or, if this is not their opinion, certify the Manufacturing Costs figure for such period which in its judgment and evaluation is true and correct; or (iii) that the Shared Costs and any other sums subject to reimbursement under this Agreement calculated by either Party and its Affiliates during any calendar year were reasonably calculated, true and accurate in conformity with this Agreement or, if this is not their opinion, certify the Shared Costs or other relevant sums for such period which in its judgment and evaluation  is true and correct;

(b)
prior to any such examination taking place, such accounting firm shall undertake to the Audited Party in writing that it shall keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any Person, including the Requesting Party, but shall only use the same for the purpose of performing the calculations referred to in Section 7.7(a);

(c)	any such access examination and certification shall occur no more than once per calendar year;

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(d)
the Audited Party and its Affiliates shall make available personnel to answer such accounting firm's reasonable queries on all books and records required for the purpose of calculating the amounts referred to in Section 7.7(a);

(e)
any amount that is found by the independent accounting firm to be due by a Party to the other Party, shall be paid by the owing Party within sixty (60) days of the final determination of such independent accounting firm, provided that in the event either Party disagree with such determination, such Party may refer the matter to arbitration pursuant to Section 13.3 within thirty (30) days of the date of the accounting firm's determination; and

(f)
the reasonable cost of the accounting firm shall be the responsibility of the Audited Party if the certification shows either (i) that the Audited Party has underpaid monies due to the other Party hereunder by more than [*****] over a calendar year, or (ii) that the Audited Party has overcharged the other Party for Manufacturing Costs, Development Costs or other relevant sums subject to reimbursement under this Agreement by more than [*****] over a calendar year.  In all other instances, the reasonable cost of the accounting firm shall be the responsibility of the Requesting Party.

7.8         Taxes; Deductions and Set-Offs.  Any taxes (other than value added taxes) Defiante is required by the local authorities to pay or withhold on behalf of Dyax with respect to the money payable to Dyax under this Agreement shall be deducted from the amount of such payments, provided, however, that with regard to any such deduction Defiante shall give Dyax such assistance as may be necessary to enable or assist Dyax to claim exception therefore (under any applicable laws as well as any applicable treaties or conventions) and shall give Dyax proper evidence as to payment of the tax.  Any other taxes due in the Defiante Territory and arising out of or in connection with Defiante exercise of the rights granted herein shall be borne by Defiante.

7.9         United States Dollars.  All dollar ($) amounts specified in this Agreement are United States dollar amounts.

7.10       Currency Exchange.  With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to the receiving Party hereunder shall be expressed in U.S. dollars.  With respect to Net Sales invoiced or expenses incurred in a currency other than U.S. dollars, the Net Sales or expense shall be expressed in the currency in which such Net Sales were invoiced or such expense was incurred together with the U.S. dollar equivalent, calculated using the average of the spot rate on the first and last Business Days of the Calendar Quarter in which the Net Sales were made or the expense was incurred.  The "closing mid-point rates" found in the "dollar spot forward against the dollar" table published by The Financial Times or any other publication as agreed to by the Parties shall be used as the source of spot rates.  All payments shall be made in U.S. dollars.

7.11       Blocked Payments.  If, by reason of applicable laws, rules or regulations in any country, it becomes impossible or illegal for Defiante or its Related Parties to transfer, or have transferred on their behalf, Contribution Payments or other payments to Dyax, Defiante shall promptly notify Dyax of the conditions preventing such transfer and such Contribution Payments or other payments shall be deposited in local currency in the relevant country to the credit of Dyax in a recognized banking institution designated by Dyax or, if none is designated by Dyax within a period of thirty (30) days, in a recognized banking institution selected by Defiante or its Related Party, as the case may be, and identified in a notice given to Dyax.

7.12       Late Payments.  The owing Party shall pay interest to the owed Party on the aggregate amount of any payments that are not paid on or before thirty (30) days after the date such payments are due under this Agreement at a rate per annum equal to LIBOR plus [*****], calculated on the number of days such payments are paid after the date such payments are due and compounded monthly.

7.13       Invoice.   All payments hereunder shall be made by Defiante after receipt of the relevant invoice/s.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE VIII
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1         Ownership of Inventions.

(a)
Ownership of Product Intellectual Property.   Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Parties acknowledge and agree that Dyax is, and throughout the Term of this Agreement shall remain, the owner of:

(i)	the Existing Dyax Patent Rights; and

(ii)
all other Know-How, Patent Rights and other intellectual property that Covers the  Compound or its manufacture, including without limitation any such intellectual property generated, developed, conceived or reduced to practice by or on behalf of Defiante or any of its Related Parties.

(b)
Sole Inventions.  Except as set forth in Section 8.1(a), each Party shall exclusively own all Inventions generated, conceived or reduced to practice in the course of performing activities under this Agreement (including any Independent Development) solely by such Party, its Affiliates and its and their employees, agents, consultants and contractors ("Sole Inventions").  Sole Inventions generated, conceived or reduced to practice solely by Defiante, its Affiliates, and its and their employees, agents, consultants and contractors are referred to herein as "Defiante Sole Inventions".  Sole Inventions generated, conceived or reduced to practice solely by Dyax, its Affiliates, and its and their employees, agents and consultants and contractors, as well as [*****] are referred to herein as "Dyax Sole Inventions".

(c)
Joint Inventions and Joint Know-How.  Except as set forth in Sections 8.1(a) and 8.1 (b), the Parties shall jointly own all Inventions generated, conceived or reduced to practice in the course of performing activities under this Agreement jointly by employees, agents, consultants, and contractors of Defiante and its Affiliates on the one hand, and by employees, agents, consultants and contractors of Dyax and its Affiliates on the other hand, on the basis of each Party having an undivided interest in the whole ("Joint Inventions").  The Parties shall jointly own all Joint Know-How and Joint Patent Rights on a worldwide basis in accordance with and bearing with it the same rights as the joint ownership interests of co-inventors named on U.S. patents under U.S. patent laws, including the right to practice the Joint Know-How or Joint Patents and to license others to do the same, without obtaining the consent of or accounting to the other Party.

(d)	Inventorship; Implementation of Joint Ownership.

(i)
For purposes of determining whether an Invention is a Defiante Sole Invention, a Dyax Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.  If a dispute among the Parties as to an inventorship determination, which cannot be resolved by counsel to the Parties, the Parties shall refer the determination to a third patent counsel reasonably acceptable to the Parties, who shall make a final determination of inventorship which shall be binding upon the Parties and their respective inventors.

(ii)
In order to implement the rights of joint ownership throughout the world as provided for in Section 8.1(c), each Party hereby assigns to the other Party, and hereby grants to the other Party all consents, licenses and waivers, in each case that are necessary to achieve such joint ownership and the rights associated with such sole or joint ownership worldwide, and agrees to provide documents evidencing or that may be required to record such assignments, consents, licenses and waivers promptly upon the other Party's request.  Promptly after being requested in writing, each Party shall provide to the other all documents and instruments required to evidence or record any such assignments, consents, licenses or waivers, or (to the extent otherwise consistent with this Agreement) to enforce rights in the assigned Joint Patent Rights.  Each Party hereby appoints the other Party as the appointing Party's attorney-in-fact to execute and deliver each of the foregoing documents and instruments if the other Party is unable, after making reasonable inquiry, to obtain the appointing Party's signature on any such documents and instruments.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

8.2         Prosecution and Maintenance of Patent Rights.

(a)
As used in this Section 8.2(a), the term "Prosecuting Party" shall mean (i) Dyax with respect to the filing, prosecution and maintenance of the Dyax Patent Rights, and any Joint Patent Rights that [*****], and (ii) Defiante with respect to the filing, prosecution and maintenance of the Defiante Patent Rights and of all other Joint Patent Rights in the Defiante Territory.  The Prosecuting Party shall use reasonable efforts to prepare, file, prosecute and maintain the Patent Rights for which it is responsible and shall confer with and keep the other Party reasonably informed regarding the status of such activities. In addition, the Prosecuting Party shall have the following obligations with respect to the filing, prosecution and maintenance of any Patent Rights for which it is responsible:

(i)
the Prosecuting Party shall use reasonable efforts to provide to the other Party for review and comment a substantially completed draft of any patent application included within the Patent Rights for which it is responsible at least thirty (30) days prior to the filing of any such patent application and consider [*****] any comment from such Party;

(ii)	the Prosecuting Party shall provide the other Party promptly with copies of all material communications received from or filed in patent offices with respect to such filings; and

(iii)
the Prosecuting Party shall consult with the other Party a reasonable time prior to taking or failing to take action that would materially affect the scope, validity, enforceability, or maintenance of any Valid Claim included within the Patent Rights for which it is responsible, including providing access by the other Party to the complete files of any patent nullification, opposition, interference, re-examination, reissue or patent term extension proceedings instituted anywhere in the world without regard to Territory or Field under this Agreement.

Furthermore, if the Prosecuting Party elects not to undertake the preparation, filing, prosecution, defense and/or maintenance of any Patent Right for which it is made a Prosecuting Party hereunder (or, after commencement of such filing, prosecution, defense and/or maintenance, desires to cease the prosecution or the maintenance of any Patent Rights for which it is responsible and which Cover Product), then the Prosecuting Party shall promptly notify the other Party of such election and the other Party shall be entitled (but not obligated), at its expense, to assume the preparation, filing, prosecution, defense and/or maintenance of such Patent Rights.  Notwithstanding the foregoing, Defiante shall not be entitled to assume the preparation, filing, prosecution, defense and/or maintenance of any Dyax Patent Rights that Cover Compound or its use in the Field.

(b)
Costs and Expenses.  Any costs and expenses incurred by a Party in preparing, filing, prosecuting, maintaining or defending the Joint Patent Rights shall be borne by Defiante for the Defiante Territory and by Dyax for the Dyax Territory.  Any costs and expenses incurred by Dyax in preparing, filing, prosecuting, maintaining or defending the Dyax Patent Rights in any Territory shall be paid solely by Dyax.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

8.3         Third Party Infringement.

(a)
Notice.  Each Party shall promptly report in writing to the other Party during the Term any known or suspected (i) infringement of any of the Dyax Patent Rights, Defiante Patent Rights or Joint Patent Rights or (ii) unauthorized use of any of the Dyax Know-How, Defiante Know-How or Joint Know-How that, in each case, involves activities of Third Parties that may adversely affect the Commercialization of the Product in the Field (a "Competitive Infringement") of which such Party becomes aware and shall provide the other Party with all available evidence supporting such known or suspected Competitive Infringement. Dyax shall keep Defiante informed of any disputes or proceedings involving any of the Dyax Patent Rights anywhere in the world where such infringement involves a product containing any Compound.

(b)
Cooperation with Respect to Competitive Infringements.  With respect to any Competitive Infringement described in paragraph (a) above, the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning prosecution and/or settlement of any such claim.

(c)
Final Authority.  Final decisions on whether to initiate a proceeding, and the course of action in such proceeding, including settlement negotiations and terms with respect to any Competitive Infringement will be made (i) with respect to Dyax Patent Rights and any Patent Rights owed by Dyax under this Agreement [*****], (ii) with respect to any Defiante Patent Rights, [*****], and (iii) with respect to all other Joint Patent Rights [*****]. Any disagreement between the Parties concerning the enforcement of Joint Patent Rights shall be referred to the Executive Officers for resolution pursuant to Section 13.1 and if they are unable to decide as provided in Sections 13.2 and 13.3.

(d)
Conduct of Litigation; Costs.  The Party initiating suit with respect to any Competitive Infringement, shall have the sole and exclusive right to select counsel for any suit initiated by it, which selected counsel shall be reasonably acceptable to the other Party and not previously or presently adverse to such other Party.  If and to the extent that the initiating Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable in order to obtain an effective remedy, the other Party will join such action and will execute and cause its Related Parties to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action; provided that Defiante shall be required to join any action initiated by Dyax only to the extent such action relates to Competitive Infringement in the Defiante Territory.  Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance; provided that Defiante shall be required to offer such assistance only to the extent relating to an action in connection with a Competitive Infringement in the Defiante Territory  The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it, including the fees and expenses of the counsel selected by it.  The other Party shall have the right to participate and be represented in any such suit that is based on a Competitive Infringement in the Defiante Territory by its own counsel at its own expense.

(e)
Recoveries. With respect to any suit or action that is based on a Competitive Infringement in the Defiante Territory, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i)           first, the [*****]

(ii)	second, [*****]

8.4         Claimed Infringement; Patent Invalidity Claims.  If a Party becomes aware of any claim that the Development, Manufacture or Commercialization of Product infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action.  The costs and expenses of any action instituted pursuant to this Section 8.4, (including reasonable fees of attorneys and other professionals) shall be borne by the Party defending the claim.  The other Party may, at its own expense and with its own counsel, join in defending the claim. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Manufacture or Commercialization of Product.  Such notices shall be provided promptly, but in no event after more than [*****] following receipt thereof.  Neither Party will enter into any settlement without the prior written consent of the other Party (which consent will not unreasonably be withheld, delayed or conditioned) if such settlement includes a finding, stipulation or agreement that any Dyax Intellectual Property or Defiante Intellectual Property is invalid or unenforceable, or results in or requires a reduction in the scope or abandonment of a claim or enforceable right in such Dyax Intellectual Property or Defiante Intellectual Property.  Any disputes under this Section shall be determined in accordance with the provisions of Section 13.3.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

8.5         Patent Term Extensions.  The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions and supplemental protection certificates wherever applicable to Patent Rights in the Defiante Territory Controlled by either Party that Cover Compound, Product or their method of manufacture or use.  The Parties shall, if necessary and appropriate, [*****].

8.6         Non-Patent Regulatory Exclusivity.  Defiante shall have the exclusive right to apply for Regulatory Exclusivity for Product in the Field for the Defiante Territory.  As used in this Section 8.6, "Regulatory Exclusivity" shall mean a government-granted right to exclude others from manufacturing, using or marketing a pharmaceutical product, other than a right conferred solely by a Patent Right.

8.7         Patent Marking.  To the extent customary in the pharmaceutical industry in each Party's respective Territory and where notice is required to accrue damages or other rights, each Party agrees to comply with the patent marking statutes in each country in its Territory in which Product is sold by such Party and/or its Affiliates, licensees or Sublicensees.

8.8         Trademarks.

(a)	Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

(b)
Dyax will be responsible, at its cost and expense, for establishing and maintaining Product Trademarks applicable to Product in the Field in the Dyax Territory or outside of the Field in all countries of the world during the Term ("Dyax Product Trademarks").  Dyax shall own all Dyax Product Trademarks and all goodwill associated therewith.

(c)
Dyax hereby grants Defiante a royalty-free license to use the Dyax Product Trademarks in connection with the Commercialization of Products in the Field in the Defiante Territory.  Defiante shall use Dyax Product Trademarks in accordance with sound trademark and trade name usage principles and any reasonable guidelines provided by Dyax in connection therewith.

(d)
If and to the extent that the Dyax Product Trademarks are not capable of being used in connection with the Commercialization of Products in the Field in any country of the Defiante Territory, then Defiante will be free to select and utilize trademarks of its own  (the "Defiante Product Trademarks") in connection with the Commercialization of Products in the Field; provided that any such trademark or its use in the Commercialization of Product shall not adversely affect Dyax's own trademark or other rights. The Defiante Product Trademarks shall be owned by Defiante.

(e)
If Dyax or Defiante has Knowledge of any suspected infringement of the Product Trademarks by Third Parties, the Party having such Knowledge shall promptly inform the other Party of such infringement.  Dyax and Defiante shall thereafter consult and cooperate fully to determine a course of action.  In any event Dyax shall have the sole right to take such steps as may be required to enforce Dyax Product Trademarks in any Territory, and Defiante shall have the sole right to take such steps as may be required to enforce Defiante Product Trademarks.  Each Party shall keep the other informed of developments in any court action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(f)
Defiante shall have sole responsibility and authority for, and control of, all package labeling and all package inserts (and any changes or supplements thereto) for Product for Commercialization in the Defiante Territory, including determining packaging and trade dress for such Product.

 ARTICLE IX
CONFIDENTIALITY AND PUBLICITY

9.1         Confidential Information.  Each Party shall keep in confidence and not disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  As used herein, "Confidential Information" shall mean all trade secrets or confidential or proprietary information designated as such in writing by the disclosing Party, including any Defiante Know-How and Dyax Know-How, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such trade secret or confidential or proprietary information is disclosed by the disclosing Party to the receiving Party.  Notwithstanding the foregoing, information which is orally or visually disclosed to the receiving Party by the disclosing Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information if (x) it would be apparent to a reasonable person, familiar with the disclosing Party's business and the industry in which it operates, that such information is of a confidential or proprietary nature, the maintenance of which is important to the disclosing Party, or (y) the disclosing Party, within [*****] after such disclosure, delivers to the receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the employees or officers of the receiving Party to whom such disclosure was made.  Confidential Information shall also include all Proprietary Information (as such term is defined in the Confidentiality Agreement) disclosed by the disclosing Party pursuant to the Confidentiality Agreement prior to the Effective Date.  The restrictions on the disclosure and use of Confidential Information set forth in this Section 9.1 shall not apply to any Confidential Information that:

(a)
was known by the receiving Party or its Affiliates prior to disclosure by the disclosing Party or its Affiliates hereunder or under the Confidentiality Agreement (as evidenced by the receiving Party's or its Affiliates' written records);

(b)
is part of the public domain or otherwise publicly known prior to disclosure by the disclosing Party or its Affiliates, or becomes part of the public domain or otherwise publicly known through no fault of the receiving Party or its Affiliates;

(c)
is disclosed to the receiving Party or its Affiliates by a Third Party having a legal right to make such a disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or its Affiliates; or

(d)	is independently developed by the receiving Party or its Affiliates (as evidenced by the receiving Party's or its Affiliates' written records).

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Notwithstanding the obligations of confidentiality and non-use set forth above, a receiving Party may provide Confidential Information disclosed to it to (i) Regulatory Authorities or other governmental authorities in order to seek or obtain patents or to gain or maintain authorization to conduct Clinical Studies or to otherwise Develop, Manufacture or Commercialize Product; provided that such Confidential Information shall be disclosed only to the extent reasonably necessary to seek or obtain Regulatory Approvals, patents or such authorizations or to otherwise Develop, Manufacture or Commercialize Product in accordance with this Agreement, (ii) the extent required by applicable law, including by the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity, (iii) any bona fide actual or prospective underwriters, investors, lenders, other financing sources, collaborators, licensees, sublicensees, strategic partners or acquirors, in each case who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less strict than those set forth in this Section 9.1, to the extent reasonably necessary to enable such actual or prospective underwriters, investors, lenders, other financing sources, collaborators, licensees, sublicensees, strategic partners or acquirors to determine their interest in underwriting or making an investment in, or otherwise providing financing to, collaborating or partnering with, licensing intellectual property from, or acquiring, the receiving Party.  In addition, if either Party is required to disclose Confidential Information of the other Party by regulation, law or legal process, including by the rules or regulations of the FDA, any similar Regulatory Authority in a country other than the United States, the United States Securities and Exchange Commission or of any stock exchange or listing entity, such Party shall, if practicable under the circumstances, provide to such other Party, prior to such intended disclosure, a copy of the proposed text of any such written disclosure or the proposed content of any non-written disclosure, and the disclosing Party shall consider in good faith any comments received from such other Party with respect to such proposed disclosure and shall disclose only such Confidential Information of such other Party as is required to be disclosed.  The Parties agree and acknowledge that each Party is subject to disclosure requirements under the Securities Exchange Act of 1934 and related laws and regulations.  Therefore, in addition to the foregoing obligations, if a Party is required to publicly disclose the other Party's Confidential Information in accordance with such laws or regulations, the Party subject to such disclosure obligations shall, at least two (2) Business Days prior to such intended disclosure (unless impracticable under the circumstances), provide to such other Party a copy of the proposed text of any such disclosure, so as to permit such other Party to publicly disclose such Confidential Information on or before the date on which the Party originally subject to such disclosure obligations publicly discloses such Confidential Information in accordance with such laws or regulations. The confidentiality obligations set forth in this Section 9.1 and in the Confidentiality Agreement shall survive the expiration or termination of this Agreement until the Confidential Information becomes of public domain

9.2         Related Party, Employee, Consultant and Advisor Obligations.  Except as set forth in Section 9.1, each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party only to the receiving Party's Affiliates, licensees and Sublicensees, and to the employees, consultants, advisors and permitted subcontractors of the receiving Party and its Affiliates, licensees and Sublicenses, who have a need to know such Confidential Information to assist the receiving Party, its Affiliates, licensees and Sublicensees with the Development, Manufacture and Commercialization of Product in accordance with this Agreement and who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less strict than the obligations of confidentiality and non-use of the receiving Party set forth in to Section 9.1; provided that Dyax and Defiante shall each remain responsible for any failure by its Affiliates, licensees and Sublicensees, and its and its Affiliates', licensees', and Sublicensees' respective employees, consultants, advisors and permitted subcontractors, to treat such Confidential Information as required under this Section 9.2.

9.3         Publicity; Terms of Agreement.

(a)
Following the Effective Date, the Parties shall at a mutually agreeable time issue a mutually agreeable joint press release regarding the subject matter of this Agreement, in the form attached hereto as Exhibit H.  After issuance of such initial joint press release, neither Party shall issue any other press release or public announcement regarding the execution or terms of this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may (i) issue such a press release or public announcement regarding the execution or terms of this Agreement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party; and (ii) issue such a press release or public announcement regarding the execution or terms of this Agreement if required by applicable regulation or law, including by the rules or regulations of the FDA, United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity; provided that with respect to press releases and public announcements made pursuant to the foregoing clause (ii), the Party subject to the requirement includes in such press release or public announcement only such information relating to Compound, Product or this Agreement as is required by such applicable regulation or law, and shall comply with the last three (3) sentences of Section 9.1.

(b)
In addition, if at any time a Party is legally required to file a copy of this Agreement with the Securities and Exchange Commission (or its counterpart in any country other than the U.S.), such Party shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with applicable laws and regulations and SEC (or its counterpart's) practice.  To that end, the filing Party shall, at least fifteen (15) days in advance of any such filing, provide the other Party with a draft set of redactions to the Agreement for which confidential treatment will be sought, and incorporate such other Party's reasonable comments as to additional terms it would like to see redacted, and seek confidential treatment for such additional terms.

(c)
Either Party may further disclose the terms of this Agreement which have been publicly disclosed pursuant to Sections 9.3(a) or (b).  Otherwise, the terms of this Agreement shall be treated as Confidential Information of both Parties.  Such undisclosed terms may be disclosed by a Party to its prospective and actual licensees, Sublicensees, employees, consultants, agents, accountants, lawyers, advisers, bankers, lenders and investors who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article IX.

9.4           Publications.  During the Term, if either Dyax or Defiante desires to publicly disclose any New Information in scientific journals or publications or through scientific presentations, the publishing Party shall provide the other Party an advance copy of any such proposed abstracts, posters, scientific presentations and scientific publications incorporating the New Information prior to submission for publication.  With regard to abstracts, posters, and scientific presentations, the advance copy shall be provided to the other Party at [*****] to submission.  With regard to scientific publications, the advance copy shall be provided to the other Party at least [*****] submission.  The other Party shall have a reasonable opportunity to recommend any changes [*****].  Disputes concerning publication shall be referred to the Executive Officers for resolution pursuant to Section 13.1 and if they are unable to decide as provided in Sections 13.2 and 13.3.  For the purposes of this Section 9.4, "New Information" shall mean any and all new ideas, inventions, data, writings, protocols, discoveries, improvements, trade secrets, materials or other proprietary information which has not been previously disclosed to the public, which may arise or be conceived or developed by the Parties or their Related Parties during the Term pursuant to this Agreement to the extent specifically related to the Development, Manufacture or Commercialization of Product.

ARTICLE X
REPRESENTATIONS AND WARRANTIES

10.1         Representations of Authority.  Dyax and Defiante each represents and warrants to the other Party that, as of the Effective Date, it has full corporate right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement; that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement; and that this Agreement has been duly executed by such Party.

10.2         Consents.  Dyax and Defiante each represents and warrants to the other Party that, except for any Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of Product, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

10.3         No Conflict.  Dyax and Defiante each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party's obligations hereunder and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of any laws, rules or regulations existing as of the Effective Date and applicable to such Party and (b) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

10.4         Enforceability.  Dyax and Defiante each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other applicable laws affecting creditors' rights generally or by the availability of equitable remedies.

10.5         No Debarment.  Each Party warrants to the other that neither it nor any of its Affiliates has been debarred or is subject to debarment under applicable laws of any country in any Territory. Each Party agrees that neither it nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of Products, any person who has been debarred under applicable laws of any country in any Territory.  Each Party agrees to inform the other Party in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party's Knowledge, is threatened, relating to the debarment or conviction of such Party or any person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of any Products.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

10.6        Additional Representations and Warranties of Dyax.  Dyax represents and warrants to Defiante that, as of the Effective Date:

(a)
Dyax has not granted and will not grant during the Term, any rights, licenses or interests in or to Dyax Intellectual Property or any other intellectual property that conflicts with any of the rights or licenses granted to Defiante under this Agreement;

(b)
except for the [*****] License Agreement, there is no agreement between Dyax and any Third Party that imposes an obligation to pay royalties or any other amounts to a Third Party based on the Development, Manufacture or Commercialization of Product in the Field in the Defiante Territory;

(c)
Exhibit C sets forth a complete and correct list of all Dyax Patent Rights existing as of the Effective Date that claim DX-88, its formulation or method of manufacture or use; except for the Dyax Patent Rights licensed under the [*****] License Agreement, Dyax is the sole and exclusive owner (as listed in the records of the relevant governmental entities) of all rights, title and interests in and to the Existing Dyax Patent Rights and any other Dyax Intellectual Property;

(d)
Dyax has not granted and shall not grant any lien, security interest, mortgage or other encumbrance (excluding any licenses) with respect to any Dyax Intellectual Property, and has not permitted and shall not permit such a lien, security interest or other encumbrance (excluding any licenses) to attach to such Dyax Intellectual Property;

(e)
Dyax has obtained the effective assignment of all rights, title and interests of any and all Third Parties (including employees) in and to the Existing Dyax Patent Rights (and all Inventions claimed thereunder); all inventors of any Dyax Patent Rights have executed or will have executed effective assignments or their inventions to Dyax, and all such assignments are and shall be valid and enforceable;

(f)
the issued Existing Dyax Patent Rights are in full force and to the Knowledge of Dyax: (i) all necessary registration, maintenance and renewal fees and any other payment due and owed with respect to such Patent Right have been fully paid and all necessary documents and certificates have been filed with the relevant governmental entities for the purpose of maintaining such Patent Right; (ii) such Patent Right discloses patentable subject matter under 35 U.S.C. Section 101 and its counterparts under the laws of jurisdictions outside the United States; and (iii) Dyax and each Affiliate have complied with the required duty of candor and good faith in dealing with the U.S. Patent and Trademark Offices and similar governmental entities in other countries (collectively, "Patent Offices"), including the duty to disclose to the Patent Offices all information required to be disclosed under all applicable laws and regulations;

(g)
there are no claims or demands of any Third Party or any actions, suits or other proceedings (including re-examination, opposition or interference proceedings) pending or threatened against Dyax or any of its Affiliates with respect to [*****]; and

(h)	to the Knowledge of Dyax, the Development, Manufacture, Commercialization, use or sale of Product (as it exists on the Effective Date) in the HAE Indication as contemplated hereunder [*****].

10.7        No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE COMPOUND AND THE PRODUCT.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE XI
INDEMNIFICATION, DAMAGES AND INSURANCE

11.1        By Defiante.  Defiante will defend, indemnify and hold harmless Dyax, its Affiliates and Sublicensees and their respective directors, officers, employees and agents (the "Dyax Indemnified Parties") from and against all claims, demands, liabilities, damages, penalties, fines, costs and expenses, including reasonable attorneys' and expert fees and costs, and costs or amounts paid to settle (collectively, "Losses"), arising from or occurring as a result of a Third Party's claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon:

(a)
the negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of applicable law or regulation by or of Defiante or its Related Parties or their respective directors, officers, employees or agents, including in connection with the Development or Commercialization of Product by Defiante or its Related Parties; or

(b)	the breach by Defiante of the terms of, or the inaccuracy of any representation or warranty made by it in this Agreement; or

(c)
the Development or Commercialization of Product by Defiante or its Related Parties except to the extent that such Losses arise out of, and are allocable to any cause set forth in Section 11.2(a) or (b) or (c).

11.2       By Dyax.  Dyax will defend, indemnify and hold harmless Defiante, its Affiliates or Sublicensees and their respective directors, officers, employees and agents (the "Defiante Indemnified Parties") from and against all Losses arising from or occurring as a result of a Third Party's claim (including any Third Party product liability or infringement claim), action, suit, judgment or settlement to the extent such Losses are due to or based upon:

(a)
the negligence, recklessness, bad faith, intentional wrongful acts or omissions or violations of applicable law or regulation by or of Dyax or its Related Parties or their respective directors, officers, employees or agents, including in connection with the Development, Manufacture or Commercialization of Product by Dyax or its Related Parties; or

(b)	the breach by Dyax of the terms of, or the inaccuracy of any representation or warranty made by it in this Agreement; or

(c)
the Development, Manufacture or Commercialization of Product by Dyax or its Related Parties except to the extent that such Losses arise out of, and are allocable to any cause set forth in Section 11.1(a), (b) or (c).

11.3        Claims for Indemnification.

(d)
A Person entitled to indemnification under Sections 11.1 or 11.2 (an "Indemnified Party") shall give prompt written notification to the Party from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(e)
Within [*****] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

(f)
The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(g)
The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(h)
The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

11.4        No Consequential or Punitive Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES; PROVIDED THAT NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH

RESPECT TO THIRD PARTY CLAIMS, OR (B) ANY CLAIMS WITH RESPECT TO A BREACH OF A PARTY'S OBLIGATIONS OF CONFIDENTIALITY OR NON-USE IN ARTICLE IX.

11.5        Insurance.  During the Term and for a period of three (3) years after the expiration of this Agreement or the earlier termination thereof, each Party shall obtain and/or maintain, respectively, at its sole cost and expense, product liability insurance (including any self-insured arrangements); provided that clinical trial insurance policies will be required only while trials are ongoing. Such product liability insurance or self-insured arrangements shall insure against all reasonably anticipated liability, including personal injury, physical injury and/or property damage arising out of the manufacture, sale, distribution or marketing of Product in such Party's Territory.  Such insurance will not be construed to create a limit of either Party's liability with respect to its indemnification obligations under this Article XI.  Each Party will provide the other Party with a copy of the certificate of insurance or other evidence of such insurance and/or self-insurance, upon request.  Each Party will use Commercially Reasonable Efforts to provide the other Party with written notice at least thirty (30) days prior to the cancellation of, non-renewal of or material change in, such insurance or self-insurance that materially adversely affects the rights of the other Party hereunder.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE XII
TERM AND TERMINATION

12.1        Term.  Unless terminated earlier in accordance with this Article XII, this Agreement shall remain in force for the period commencing on the Effective Date and ending on the expiration of the last Contribution Payment Term to expire under this Agreement (the "Term").  After the expiration of the Term the licenses granted in Sections 3.1, 3.2 and 8.8(c) hereof shall survive as perpetual, fully paid-up, non-royalty-bearing licenses, and any exclusive license in such Sections shall convert to a nonexclusive license.

12.2        Termination Rights.

(a)	Termination for Convenience. Defiante shall have the right to terminate this Agreement at any time after the Effective Date on [*****] prior written notice to Dyax.

(b)	Termination For Breach.

(i)
Upon any material breach of this Agreement by a Party (the "Breaching Party"), the other Party (the "Non-Breaching Party") may seek to terminate this Agreement by providing written notice to the Breaching Party specifying the nature of the material breach (a "Termination Notice").

(ii)
The termination shall become effective [*****] following receipt of the Termination Notice by the Breaching Party unless the Breaching Party cures the noticed material breach during such notice period.  Notwithstanding the foregoing, (i) if such material breach, by its nature, is incurable, the Non-Breaching Party may terminate this Agreement immediately upon receipt of the Termination Notice by the Breaching Party and (ii) if such material breach (other than a payment breach), by its nature, is curable, but not within the foregoing cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such material breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such material breach in accordance with such written plan; provided that no such extension shall exceed [*****] without the written consent of the Non-Breaching Party.

(iii)
Notwithstanding the provisions of Sections 12.2(b)(i) and (ii), if either Party gives a Termination Notice to the other Party pursuant to Section 12.2(a)(i), and, as of the end of the cure period set forth in Section 12.2(a)(ii) above, the Parties are engaged in an arbitration pursuant to Section 13.3 in which the Non-Breaching Party is disputing the basis for such termination pursuant to this Section 12.2(b), then this Agreement shall not terminate unless and until the arbitrator issues an award upholding such basis for termination (or unless the Breaching Party is no longer disputing such basis in good faith, if earlier, and the Breaching Party cures such material breach within thirty (30) days after the issuance of such award).

(c)
Termination for Bankruptcy. A Party may terminate this Agreement should the other Party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within [*****] of filing or such petition is for a reorganization under Chapter 11 of the Bankruptcy Code (as defined below) or any relevant foreign equivalent thereof and such Party is not in default at the time of the filing of such petition or at any time during such reorganization of any of its obligations under this Agreement, enter into a procedure of winding up to dissolution, or should a trustee or receiver be appointed for its business assets or operations. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of Title 11 of the Bankruptcy Code, license rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that any Party, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any relevant foreign equivalent thereof.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

12.3        Consequences of Termination.

(a)	Termination by Dyax for Cause.

(i)	Without limiting any other legal or equitable remedies that Dyax may have, if Dyax terminates this Agreement in accordance with Sections 12.2(b), (c) or (d) then:

(A)	Defiante's obligations under Section 5.1(b) shall survive for a period of [*****] after termination;

(B)	Defiante shall, as promptly as practicable, transfer to Dyax or Dyax's designee all records and materials in Defiante's possession or Control containing Confidential Information of Dyax;

(C)
to the extent necessary and permitted under applicable law, Defiante shall appoint Dyax as Defiante's and/or Defiante's Related Parties' agent for all Product-related matters involving Regulatory Authorities in the Defiante Territory until all Regulatory Approvals and other regulatory filings have been transferred to Dyax or its designee;

(D)
if the effective date of termination is after First Commercial Sale, to the extent necessary and permitted under applicable law, Defiante shall appoint Dyax as its exclusive distributor of Product in the Defiante Territory and grant Dyax the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Defiante Territory have been transferred to Dyax or its designee;

(E)
Defiante shall transfer to Dyax or Dyax's designee possession and ownership of all Regulatory Approvals and pricing and reimbursement approvals in Defiante's possession or Control relating to Product in the Defiante Territory subject to reimbursement by Dyax of all costs and expenses incurred by Defiante, or its Related Parties, for obtaining such Regulatory Approval; the amount to be paid by Dyax to Defiante under this Section 12.3(a)(i)(E) shall be first off set against any outstanding amounts due from Defiante to Dyax under Article VII;

(F)
if Dyax so requests and subject to Dyax acquiring the relevant Regulatory Approvals under Section 12.3(a)(i)(E) above, Defiante shall provide reasonable assistance to allow the transfer to Dyax of any Third Party agreements relating to the Commercialization of Product in the Defiante Territory to which Defiante is a party, to the extent that such transfer is not expressly prohibited by the terms of such Third Party agreements;

(G)
Defiante shall grant Dyax an exclusive license, with the right to grant sublicenses through multiple tiers, under the Defiante Development Data that relate solely to the Product to Develop, Manufacture and/or Commercialize Products (or conduct Regulatory Activities related thereto) in the Field and throughout the world. The license granted pursuant to this Section 12.3(a)(i)(G) shall be royalty-free, fully-paid and perpetual; provided that:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(1)
if the effective date of termination occurs at any time after the Regulatory Approval of the Product has been obtained in any country in the Defiante Territory, then Dyax will be obligated to pay to Defiante [*****] of the net sales of such Product by Dyax and its Related Parties (to be calculated consistently with the definition of Net Sales under Section 1.80) in such country in the Defiante Territory; and

(2)
if and to the extent that any such license includes any sublicense of Third Party intellectual property licensed by Defiante, then such sublicense shall be subject to the terms and conditions of the license between Defiante and such Third Party and Dyax shall be responsible for the payment to such Third Party of any and all fees, payments and royalties due under the license between Defiante and such Third Party as a result of the practice by Dyax and its Related Parties of such sublicensed Third Party intellectual property.

(b)	Termination by Defiante for Convenience. If Defiante terminates this Agreement in accordance with Section 12.2(a), then:

(i)	the provisions of Section 12.3(a)(i)(A)-(F) shall apply; and

(ii)
Defiante shall grant to Dyax (x) an exclusive license, with the right to grant sublicenses, under the Defiante Development Data that relates solely to Product, to develop, manufacture, conduct regulatory activities and commercialize products containing Compound inside and outside the Field and throughout the world and (y) a non-exclusive license, with the right to grant sublicenses, under all other Defiante Development Data to develop, manufacture, conduct regulatory activities and commercialize products containing Compound inside and outside the Field and throughout the world.  The licenses granted pursuant to this Section 12.3(b) shall be royalty-free, fully-paid and perpetual; provided that if and to the extent that any such license includes any sublicense of Third Party intellectual property licensed by Defiante, then such sublicense shall be subject to the terms and conditions of the license between Defiante and such Third Party and Dyax shall be responsible for the payment to such Third Party of any and all fees, payments and royalties due under the license between Defiante and such Third Party as a result of the practice by Dyax and its Related Parties of such sublicensed Third Party intellectual property.

(c)
Termination by Defiante for Cause.  Without limiting any other legal or equitable remedies that Defiante may have (but subject to the provisions set forth below in this Section 12.3(c)), if it is determined that Defiante has the right to terminate this Agreement in accordance with Section 12.2(b), (c) or (d), then Defiante may, by notice to Dyax, elect to continue this Agreement or terminate this Agreement, with the consequences set forth in either Section 12.3(c)(i) or Section 12.3(c)(ii), as applicable.

(i)
If Defiante elects to continue this Agreement:  (A) all payments that become due and payable by Defiante to Dyax under Article VII after date the Dyax receives written notice of such election shall be reduced, as liquidated damages to be paid to Defiante, and not a as penalty to be paid by Dyax, to [*****] of the amounts that otherwise would have been payable to Dyax; and (B) all other provisions of this Agreement shall remain in full force and effect without change.

(ii)
If Defiante elects to terminate this Agreement, as of the effective date of such termination, all rights and obligations of the Parties under this Agreement shall terminate except as set forth in Section 12.4 and without prejudice for Defiante to seek and obtain damages.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

12.4        Survival.  In the event of any expiration or termination of this Agreement, (a) all financial obligations under Article VII owed as of the effective date of such expiration or termination shall remain in effect, (b) all obligations to pay damages in connection with any material breach of this Agreement that has not been cured or otherwise resolved or settled as of the effective date of such expiration or termination shall remain in effect, (c) the provisions set forth in Sections 4.9(a), 4.9(b), 5.5, 7.7, 7.8, 7.9, 7.10, 7.11, 7.12, 7.13, 8.1, 9.1, 9.2, 9.3, 10.7, 11.1, 11.2, 11.3, 11.4, 12.1, 12.3, 12.4 and to the limited extent necessary to implement any of the other surviving provisions, ARTICLE I, ARTICLE XIII and ARTICLE XIV and the Exhibits, and  (d) all other provisions contained in this Agreement that by their terms survive expiration or termination of this Agreement, shall survive.

ARTICLE XIII
DISPUTE RESOLUTION

13.1        Referral to Executive Officers.  If for any reason the JSC cannot resolve any matter properly referred to it, either Party may refer the matter to the Executive Officers for resolution.  If after discussing such matter, or any other matter to be resolved pursuant to this Section 13.1 pursuant to this Agreement, in good faith and attempting to find a mutually satisfactory resolution to the issue, the Executive Officers fail to come to consensus within [*****] after the date on which the matter is referred to the Executive Officers, the provisions of Section ARTICLE IV13.2 shall apply.  The resolutions so reached through the provisions of Section ARTICLE IV13.1 or ARTICLE IV13.2 shall be binding on the Parties.

13.2        Final Decision-Making Authority Allocated to a Single Party.  If the Executive Officers fail to come to consensus on any matter referred to the Executive Officers (other than those matters properly referred to the JSC under Sections 3.4, 4.3 and 4.4) within the period for resolution set forth in Section 13.1, then:

(a)
on matters solely relating to the Development, Regulatory Approval, and Commercialization of Products in the Field in the Defiante Territory, Defiante shall have the final decision-making authority; provided that:

(i)
with respect to any such matters that Dyax reasonably concludes could adversely impact the Regulatory Approval of the Product for the treatment of HAE in the United States (including the timing of such Regulatory Approval), Dyax shall have the final decision-making authority; and

(ii)
with respect to any activities relating to any reformulation of the Product (including those that are conducted in connection with the EMA approved Pediatric Investigational Plan), Dyax shall have the final decision-making authority;

(b)
on matters solely relating to the Development, Regulatory Approval, and Commercialization of Products in the Field in the Dyax Territory or outside the Field in any country of the world; Dyax shall have the final decision-making authority;

(c)
on any matter that is reasonably likely to materially and adversely impact the safety profile of Product in or outside the Field (including matters relating to Product formulation and safety), Dyax shall have the final decision-making authority; and

(d)
notwithstanding the foregoing provisions of this Section 13.2, neither Party shall have final decision-making authority pursuant to this Section 13.2 with respect to matters (i) over which the other Party is expressly allocated final decision-making authority elsewhere in this Agreement and (ii) for which this Agreement expressly provides that a decision shall not be made without the approval or consent of the other Party.

13.3        Arbitration.  Any dispute arising out of or relating to this Agreement that is not finally resolved through the provisions of Sections 13.1 or 13.2, including the interpretation of this Agreement and any breach or alleged breach of this Agreement, shall be resolved through binding arbitration as described below; provided that specific matters for which this Agreement expressly provides that a decision shall not be made without the approval or consent of one or both of the Parties shall not be subject to resolution under this Section 13.3.  Furthermore, the following procedures will apply to all arbitration proceedings pursuant to this Agreement:

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(a)
A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute.  Within [*****] after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided that if the Parties cannot agree on an arbitrator within such [*****], the arbitrator shall be selected by the International Court of Arbitration of the International Chamber of Commerce ("ICC").  The arbitrator shall be a lawyer knowledgeable and experienced in the law concerning the subject matter of the dispute and a technical expert in the applicable field if the subject matter of the dispute involves a technical issue, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party or of a licensee of either Party.

(b)
Within [*****] after the designation of the arbitrator, the arbitrator and the Parties shall meet, at which time the Parties shall be required to set forth in writing all disputed issues and a proposed ruling on the merits of each such issue.

(c)
The arbitrator shall set a date for a hearing, which shall be no later than forty-five (45) days after the submission of written proposals pursuant to Section 13.2(b), to discuss each of the issues identified by the Parties.  The Parties shall have the right to be represented by counsel.  Except as provided herein, the arbitration shall be governed by the Arbitration Rules of the ICC applicable at the time of the notice of arbitration pursuant to Section 13.3(a); provided that the arbitration shall be conducted by a single arbitrator.

(d)
The arbitrator shall use his or her best efforts to rule on each disputed issue within [*****] after the completion of the hearings described in this Section 13.2.  The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties.  All rulings of the arbitrator shall be in writing and shall be delivered to the Parties.

(e)	The (i) attorneys' fees of the Parties in any arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties as determined by the arbitrator.

(f)	Any arbitration pursuant to this Section 13.2 (including the meeting under (b) and the hearing under (c) of this Section 13.2) shall be conducted in Paris, France.

(g)
Nothing in this Section 13.2 shall be construed as limiting in any way the right of a Party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from, or to bring an action in aid of arbitration in, a court in accordance with Section 14.8.  Should any Party seek injunctive relief, then for purposes of determining whether to grant such injunctive relief, the dispute underlying the request for such injunctive relief may be heard by a court in accordance with Section 14.8.

(h)	The arbitrator shall not award damages excluded pursuant to Section 11.4.

(i)
The Parties agree to continue performing under the Agreement in accordance with its provisions, pending the final resolution of any dispute, and, without limiting the foregoing, shall continue to cooperate and participate in the committees provided for in the Agreement.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

ARTICLE XIV
MISCELLANEOUS

14.1        Choice of Law; Jurisdiction.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 14.8 shall apply, the laws of the Commonwealth of Massachusetts excluding: (a) its conflicts of laws principles; (b) the United Nations Conventions on Contracts for the International Sale of Goods; (c) the 1974 Convention on the Limitation Period in the International Sale of Goods; and (d) the Protocol amending such 1974 Convention, done at Vienna April 11, 1980.  Each Party submits to the non-exclusive jurisdiction of the state and federal courts sitting in Boston, Massachusetts, with respect to any actions or proceedings (other than those described in Section 13.3) arising out of or relating to this Agreement.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.2.  Nothing in this Section 14.1, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

14.2        Notices.  Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) four (4) days after deposit in the mail or the Business Day next following deposit with a reputable overnight courier and (b) in the case of notices provided by facsimile (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee's facsimile number, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 14.2):

If to Dyax:	Dyax Corp. 300 Technology Square Cambridge, Massachusetts 02139 U.S.A. [*****]
With a copy to:	Dyax Corp. 300 Technology Square Cambridge, Massachusetts 02139 U.S.A. [*****]
If to Defiante:	Defiante Farmacêutica SA Operating Office R. da Alfândega, 78, 3º 9000-056 Funchal Portugal [*****]

14.3        Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement.  Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, and (d) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "but not limited to," "without limitation" or words of similar import.

14.4        Severability.  If, under applicable law or regulation, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a "Severed Clause"), it is mutually agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their Commercially Reasonable Efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

14.5        Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

14.6        Integration.  This Agreement (together with all Exhibits), constitutes the entire agreement between the Parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral.  This Agreement may be amended only in writing signed by properly authorized representatives of each of Dyax and Defiante.

14.7        Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party's employees or for any employee benefits.  No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party's written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Defiante's legal relationship under this Agreement to Dyax shall be that of independent contractor.

14.8       Assignment; Successors.  Neither Dyax nor Defiante may assign this Agreement in whole or in part, nor any rights hereunder, without the prior written consent of the other Party; provided that:

(a)
either Party may assign this Agreement to an Affiliate for the period that such Affiliate remains an Affiliate of such assigning Party on the condition that the assigning Party shall remain primarily liable hereunder for the prompt and punctual payment and performance of all obligations of the assignee;

(b)
this Agreement may be assigned by Defiante in connection with a sale or transfer of all or substantially all of Defiante's business or assets to which this Agreement relates to any Third Party who is not a Product Competitor;

(c)	this Agreement may be assigned by Dyax to a Third Party in connection with a sale or transfer of all or substantially all of Dyax's business or assets to which this Agreement relates.

This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

14.9        Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

14.10      Waiver.  The waiver by either Party hereto of any right hereunder, or of the failure of the other Party to perform, or of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

14.11      Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder and Affiliates of a Party are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of such Party and the Parties shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.12      Force Majeure.  Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, which may include embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.13      Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Dyax or Defiante from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

14.14      Costs.  Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

14.15      Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Dyax and Defiante have caused this Agreement to be duly executed by their authorized representatives under seal, effective as of the Effective Date.

DYAX CORP.

By:	/s/ George Migausky
Name: George Migausky
Title: Executive Vice President and Chief Financial Officer

DEFIANTE FARMACÊUTICA S.A.,

By:	/s/ Paulo Viegas
Name: Paulo Viegas
Title: Chief Executive Officer

CONFIDENTIAL DOCUMENT

EXHIBIT A

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit A

CONFIDENTIAL DOCUMENT

EXHIBIT B

Amino Acid Sequence of DX-88

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit B

CONFIDENTIAL DOCUMENT

EXHIBIT C

Existing Dyax Patent Rights

DX-88
MATTER		SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE	EXPIRATION
094003	US	11/323,261	7,276,480	20070249807	PREVENTION AND REDUCTION OF BLOOD LOSS	ISSUED	10/2 /2007	6 /6 /2023
[*****]	[*****]	[*****]			[*****]	[*****]		[*****]
094007	US	11/930,012		20090082267	PREVENTION AND REDUCTION OF BLOOD LOSS	PUBLISHED		6 /6 /2023
094011	US	11/931,373		20080200646	PREVENTION AND REDUCTION OF BLOOD LOSS	PUBLISHED		6 /6 /2023
094EP2	EP	07023364.8		EP1941867	PREVENTION AND REDUCTION OF BLOOD LOSS	PUBLISHED		6 /6 /2023
094HK2	HK	08114131.3		EP1941867	PREVENTION AND REDUCTION OF BLOOD LOSS	PUBLISHED		6 /6 /2023
096001	US	08/208,264	6,057,287		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	5 /2 /2000	8 /18/2015
096002	US	09/421,097	6,333,402		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEROF	ISSUED	12/25/2001	1 /11/2014
[*****]	[*****]	[*****]			[*****]	[*****]		[*****]
096004	US	09/136,012	5,994,125		KALLIKREIN-INHIBITING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	11/30/1999	1 /11/2014
[*****]	[*****]	[*****]		[*****]	[*****]	[*****]		[*****]
096AT1	AT	95909223.0	E 275 583	739355	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096BE1	BE	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096CA1	CA	2180950	2180950		KALLIKREIN-INHIBITING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	3 /29/2005	1 /11/2015
096CH1	CH	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit C

DX-88
MATTER		SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE	EXPIRATION
096DE1	DE	95909223.0	69533472.7		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096DK1	DK	95909223.0	0739355	739355	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096EP1	EP	95909223.0	0739355	EP0739355	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
[*****]	[*****]	[*****]		[*****]	[*****]	[*****]		[*****]
096EP3	EP	08018863.4		EP2055716	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	PUBLISHED		1 /11/2015
096ES1	ES	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096FR1	FR	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096GB1	GB	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096GR1	GR	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096HK2	HK	05104679.5		1071899A	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	PUBLISHED		1 /11/2015
096IE1	IE	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096IT1	IT	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096JP1	JP	7-518726	3805785	9511131	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	5 /19/2006	1 /11/2015

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit C

DX-88
MATTER		SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE	EXPIRATION
[*****]	[*****]	[*****]	[*****]		[*****]	[*****]	[*****]	[*****]
096LU1	LU	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096MC1	MC	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096NL1	NL	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096PT1	PT	95909223.0	0739355	739355	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096SE1	SE	95909223.0	0739355		KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	9 /8 /2004	1 /11/2015
096US1	US	08/676,125	5,795,865		KALLIKREIN-INHIBITING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	ISSUED	8 /18/1998	8 /18/2015
096WO1	WO	PCT/US95/00299		WO9521601	KALLIKREIN-BINDING "KUNITZ DOMAIN" PROTEINS AND ANALOGUES THEREOF	PUBLISHED
143001	US	11/716,278		20070213275	FORMULATIONS FOR ECALLANTIDE	PUBLISHED		3 /10/2026
[*****]	[*****]	[*****]			[*****]	[*****]		[*****]
143CA1	CA	2,643,693		CA2643693	FORMULATIONS FOR ECALLANTIDE	PUBLISHED		3 /9 /2027
143EP1	EP	07758271.6		EP2001500	FORMULATIONS FOR ECALLANTIDE	PUBLISHED		3 /9 /2027
143HK1	HK	09100264.0		1119964	FORMULATIONS FOR ECALLANTIDE	PUBLISHED		3 /9 /2027
143IN1	IN	PCT/US07/63703		7659/DELNP/2008	FORMULATIONS FOR ECALLANTIDE	PUBLISHED		3 /9 /2027
[*****]	[*****]	[*****]			[*****]	[*****]		[*****]
[*****]	[*****]	[*****]			[*****]	[*****]		[*****]
143WO1	WO	2008-558556		WO07106746	FORMULATIONS FOR ECALLANTIDE	PUBLISHED

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit C

CONFIDENTIAL DOCUMENT

EXHIBIT D

Clinical Development of DX-88

Completed Studies:

DX-88/1: Double blind placebo controlled single ascending intravenous dose study to assess the tolerability and pharmacokinetic parameters of DX-88 (plasma kallikrein inhibitor) in healthy volunteers

DX-88/2:  Open label single ascending intravenous dose study to assess the tolerability and efficacy of DX-88 (plasma kallikrein inhibitor) administered following onset of peripheral and/or facial edema or abdominal symptoms in patients with angioedema

DX-88/3:  A double-blind, placebo-controlled, exploratory study examining the pharmacokinetic behavior of DX-88, a kallikrein inhibitor, its effects on coagulation and safety in patients undergoing cardiopulmonary bypass procedures

DX-88/4:  EDEMA 1: Evaluation of DX-88's effects in Mitigating Angioedema.  An ascending four dose placebo controlled study to assess the efficacy and tolerability of DX-88 (recombinant plasma kallikrein inhibitor) administered following onset of acute attacks of hereditary angioedema

DX-88/5:  EDEMA 2: Evaluation of DX-88's effects in Mitigating Angioedema.  An open label study to assess the efficacy and tolerability of repeated doses of DX-88 (recombinant plasma kallikrein inhibitor) in patients with hereditary angioedema

DX-88/6:  An open label study designed to assess the pharmacokinetic profiles and safety of repeated dosing DX-88 in volunteers given 4 intravenous dose regimens of DX-88.

DX-88/13: An open label study designed to assess and compare the pharmacokinetic profiles and safety of intravenous vs. subcutaneous dosing of DX-88, recombinant inhibitor of human plasma kallikrein, in volunteers

DX-88/14: EDEMA 3: Evaluation of DX-88's effects in Mitigating Angioedema.  A double-blind, placebo-controlled study followed by a repeat dosing phase to assess the efficacy and safety of DX-88 (recombinant plasma kallikrein inhibitor) for the treatment of acute attacks of Hereditary Angioedema

DX-88/15:  A randomized, double-blind crossover study to assess the bioequivalence and safety profiles of 30mg DX-88 liquid vs. lyophilized formulations in healthy volunteers

Exhibit D

DX-88/16:  Ecallantide for the reduction of blood loss associated with cardiopulmonary bypass: a phase II randomized, double-blind, placebo-controlled, multicenter study in patients undergoing primary coronary artery bypass grafting, single valve repair, or single valve replacement

DX-88/19:  Open-label Patient Continuation of DX-88 (Ecallantide) for Acute Hereditary Angioedema Attacks.

DX-88/20: EDEMA 4: Evaluation of DX-88's effects in Mitigating Angioedema.  A randomized, double-blind, placebo-controlled multi-center study to assess the efficacy and safety of DX-88 (ecallantide) for the treatment of acute attacks of Hereditary Angioedema

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit D

CONFIDENTIAL DOCUMENT

EXHIBIT E

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Exhibit E